SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OLD LINE BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

OLD LINE BANCSHARES, INC.
1525 Pointer Ridge Place
Bowie, Maryland 20716

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2017 AT 5:00 P.M.

The Annual Meeting of Stockholders of Old Line Bancshares, Inc., a Maryland corporation, will be held on May 24, 2017, at 5:00 p.m., local time, at Old Line Bancshares, Inc.’s office located at 1525 Pointer Ridge Place, Bowie, Maryland for the following purposes:

1.
To elect four directors to serve for a three-year term ending at the Annual Meeting of Stockholders to be held in 2020, and until their successors are duly elected and qualified.

2.
To ratify the appointment of Dixon Hughes Goodman LLP as independent public accountants to audit the financial statements of Old Line Bancshares, Inc. for 2017.

  3.
To vote on a non-binding advisory proposal to approve the compensation of our named executive officers.

4.
To act upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 3, 2017 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy statement and proxy form. Whether or not you plan to attend the meeting, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may vote by signing, dating and mailing the proxy card or by telephone by calling 1-800-690-6903 and following the voice mail prompts or over the Internet by following the instructions at www.proxyvote.com. You will need information from your proxy card or electronic delivery notice to submit your proxy. You may revoke your proxy at any time prior to or at the meeting by written notice to Old Line Bancshares, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors, Mark A. Semanie, Secretary

Bowie, Maryland
April 20, 2017

OLD LINE BANCSHARES, INC.
1525 Pointer Ridge Place
Bowie, Maryland 20716

PROXY STATEMENT

Annual Meeting of Stockholders to be held on
May 24, 2017 at 5:00 P.M.

INTRODUCTION

This Proxy Statement is furnished on or about April 20, 2017 to stockholders of Old Line Bancshares, Inc. in connection with the solicitation of proxies by Old Line Bancshares, Inc.’s Board of Directors to be used at the annual meeting of stockholders described in the accompanying notice (the “Annual Meeting”) and at any adjournments or postponements thereof. The purposes of the Annual Meeting are set forth in the accompanying notice of annual meeting of stockholders.

This proxy material is being sent to Old Line Bancshares, Inc.’s stockholders on or about April 20, 2017. Old Line Bancshares, Inc.’s annual report on Form 10-K, including financial statements for the year ended December 31, 2016 has been mailed to all stockholders with this proxy material.

If you are a stockholder of record (i.e. you own the shares directly in your name), you may attend the meeting and vote in person as long as you present valid proof of identification at the meeting. If you hold your shares in Old Line Bancshares, Inc. beneficially but not of record (i.e. the shares are held in the name of a broker or other nominee for your benefit) you must present proof of beneficial ownership in order to attend the meeting, which you can generally obtain from the record holder, and you must obtain a proxy from the record holder in order to vote your shares if you wish to cast your vote in person at the meeting. For further information, please contact our executive offices at (301) 430-2500 during regular business hours.

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Old Line Bancshares, Inc. The Board of Directors selected Jeffrey A. Rivest and Thomas H. Graham, or either of them, to act as proxies with full power of substitution. The proxy is revocable at any time prior to or at the Annual Meeting by written notice to Old Line Bancshares, Inc., by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person. A written notice of revocation of a proxy should be sent to the Secretary, Old Line Bancshares, Inc., 1525 Pointer Ridge Place, Bowie, Maryland 20716, and will be effective if received by the Secretary prior to the Annual Meeting. The presence of a stockholder at the Annual Meeting alone will not automatically revoke such stockholder’s proxy.

In addition to solicitation by mail, officers and directors of Old Line Bancshares, Inc. may solicit proxies personally or by telephone. Old Line Bancshares, Inc. will not specifically compensate these persons for soliciting such proxies. Old Line Bancshares, Inc. will bear the cost of soliciting proxies. These costs may include reasonable out of pocket expenses in forwarding proxy materials to beneficial owners. Old Line Bancshares, Inc. will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of Old Line Bancshares, Inc. registered in the name of nominees.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2017

The Proxy Statement for the annual meeting and our annual report on Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares via Internet, telephone or mail as outlined below. You will need information from your proxy card or electronic delivery notice to submit your proxy to vote your shares by Internet or telephone.

●
By Internet: Go to www.proxyvote.com and follow the instructions.
●
By Telephone: Call 1-800-690-6903 and follow the voice mail prompts.
●
By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on April 3, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on that date, there were outstanding and entitled to vote 10,943,830 shares of common stock, $0.01 par value per share, each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will be necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum is present, the affirmative vote of a plurality of the shares cast in person or represented by proxy at the Annual Meeting is required to elect the director nominees. In other words, the nominees to receive the greatest number of votes cast, up to the number of nominees up for election, will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The affirmative vote of at least a majority of all votes cast at the Annual Meeting is sufficient for the ratification of the appointment of Dixon Hughes Goodman LLP. Abstentions and broker non-votes are not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

The affirmative vote of at least a majority of all votes cast at the Annual Meeting is required for the approval of the non-binding resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes are not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted but only by certain record holders and only with respect to certain limited matters. In general, holders of record who are brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of contested items or items deemed non-routine, the brokerage institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.” If your shares are held of record by a person or institution other than a broker, whether those shares can be voted without specific instructions from you will depend on your individual arrangement with that record holder, in particular, whether you have granted such record holder discretionary authority to vote your shares.

Under the applicable rules of the various securities exchanges applicable to their member brokerage firms, the proposal to ratify the appointment of our independent registered public accounting firm is considered a “routine” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. If your broker holder of record signs and returns a proxy card on your behalf, but does not indicate how the common stock should be voted, the common stock represented on the proxy card will be voted FOR ratification of the appointment of Dixon Hughes Goodman LLP as our independent public accounting firm for 2017. The election of directors and the non-binding advisory vote to approve the compensation of our named executive officers are considered “non-routine” items for which brokerage firms may not vote in their discretion on behalf of clients who do not furnish voting instructions and, thus, there may be “broker non-votes” at the Annual Meeting with respect to these proposals. IF YOU HOLD YOUR SHARES IN STREET NAME THROUGH A BROKER, YOU MUST PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER RECORD HOLDER IN ORDER FOR YOUR SHARES TO BE VOTED ON IN THE ELECTION OF DIRECTORS AND THE NON-BINDING ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION. FURTHER, IF YOUR SHARES ARE HELD IN STREET NAME BY A BANK OR OTHER NOMINEE TO WHOM YOU HAVE NOT GRANTED DISCRETIONARY AUTHORITY TO VOTE YOUR SHARES, YOUR SHARES WILL NOT BE VOTED ON ANY PROPOSAL AT THE MEETING UNLESS YOU PROVIDE VOTING INSTRUCTIONS TO YOUR RECORD HOLDER.

All proxies will be voted as directed by the stockholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions), except that shares held by brokers for which instructions were not received by the beneficial owners will only be voted with respect to ratification of the auditors:

FOR the nominees for director named below.

FOR ratification of the appointment of Dixon Hughes Goodman LLP as independent public accountants for 2017.

FOR the non-binding advisory resolution approving the compensation of our named executive officers.

Proxies will be voted in the discretion of the holder on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

IT IS ANTICIPATED THAT OLD LINE BANCSHARES, INC.’S DIRECTORS AND OFFICERS WILL VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED, FOR THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AND FOR THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OWNERSHIP OF OLD LINE BANCSHARES COMMON STOCK

The following tables set forth, as of the Record Date, information with respect to the beneficial ownership of Old Line Bancshares’ common stock by each director, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that Old Line Bancshares believes owns in excess of 5% of the outstanding common stock. Unless otherwise noted below, Old Line Bancshares believes that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

DIRECTORS & EXECUTIVE OFFICERS
Name of Beneficial Owner	Number of Shares Owned	Shares Owned Pursuant to Options(1)	Total Number of Shares Beneficially Owned (2)	Percent of Class Owned(3)

Joseph E. Burnett(4)	54,655	42,402	97,057	0.89%
Craig E. Clark(5)	195,217	2,400	197,617	1.81%
James W. Cornelsen(6)	169,341	163,567	332,908	3.04%
G. Thomas Daugherty(7)	424,536	5,800	430,336	3.93%
James F. Dent	65,492	7,300	72,792	0.67%
Andre' J. Gingles	55,166	1,200	56,366	0.52%
Thomas H. Graham	28,742	3,600	32,342	0.30%
William J. Harnett	1,052,837	3,600	1,056,437	9.65%
Frank Lucente	148,714	7,300	156,014	1.43%
Gail D. Manuel(8)	41,295	7,300	48,595	0.44%
Carla Hargrove McGill	4,442	4,387	8,829	0.08%
M. John Miller	11,073	3,600	14,673	0.13%
Gregory S. Proctor, Jr.(9)	46,537	7,300	53,837	0.49%
Jeffrey A. Rivest	29,557	4,800	34,357	0.31%
Mark A. Semanie	11,516	11,680	23,196	0.21%
Suhas R. Shah(10)	31,251	7,300	38,551	0.35%
John M. Suit, II(11)	62,994	7,300	70,294	0.64%
Frank E. Taylor (12)	12,935	5,800	18,735	0.17%
All directors & executive officers as a group (18 people)	2,446,300	296,636	2,742,936	25.07%

(1)
Indicates number of shares underlying options exercisable within 60 days of the Record Date.
(2)
The total number of shares beneficially owned includes shares of common stock owned by the named persons as of the Record Date and shares of common stock subject to options held by the named persons that are exercisable as of, or within 60 days of, the Record Date.
(3)
The shares of common stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(4)
Includes 1,620 shares of common stock held jointly with his spouse.
(5)
Includes 138,214 shares of common stock held jointly with his spouse. Does not include 17,256 shares of common stock an individual retirement account owns for the benefit of his spouse and 1,334 shares of common stock his spouse owns individually. Mr. Clark disclaims beneficial ownership in such shares.
(6)      Includes 12,122 shares of common stock held jointly with his spouse.

(7)
Excludes 54,729 shares of common stock his spouse individually owns. Mr. Daugherty, whose current term of office ends at the 2017 Annual Meeting, has chosen not to stand for re-election.
(8)
Includes 15,215 shares of common stock owned jointly with her spouse and 6,424 shares of common stock Trinity Memorial Gardens owns. Ms. Manuel is the owner and a Director of Trinity Memorial Gardens.
(9)
Includes 3,500 shares of common stock held jointly with his spouse.
(10)
Includes 15,922 shares of common stock held jointly with his spouse.
(11)
Includes 28,217 shares of common stock owned by the John M. Suit II Revocable Trust and 31,512 shares of common stock owned by the Joan Marie Suit Revocable Trust. Mr. Suit is trustee and beneficiary of these trusts.
(12)
Includes 5,964 shares of common stock owned jointly with his spouse and 424 shares of common stock owned with his adult son, 674 shares of common stock owned with his adult daughter and 674 shares of common stock owned with another adult daughter.

OTHERS WITH OWNERSHIP IN EXCESS OF 5%
Name of Beneficial Owner and Addresses of 5% Owners	Number of Shares Owned	Percent of Class Owned

FJ Capital Management, LLC(1)	593,851	5.43%
1313 Dolley Madison Blvd, Ste 306
McLean, VA 22101

Endeavour Capital Advisors, Inc.(2)	581,046	5.31%
410 Greenwich Avenue
Greenwich, CT 06830

(1)
FJ Capital Management, LLC, a Virginia limited liability company, and Martin S. Friedman jointly reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2017, that they have shared voting power of 593,851 shares of common stock and shared investment power of 178,466 of such shares of common stock, comprised of (i) 170,225 shares of common stock held by Financial Opportunity Fund, LLC, and 5,975 shares of common stock held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC is the managing member, (ii) 415,385 shares of common stock held by Bridge Equities, III, LLC, of which FJ Capital Management, LLC is the sub-investment advisor, (iii) 2,266 shares of common stock held by a managed account that FJ Capital Management, LLC manages, but of which they disclaim beneficial ownership. Martin S. Friedman in the Managing Member of FJ Capital Management, LLC.

(2)
Endeavour Capital Advisors, Inc., a Delaware Corporation, Laurence M. Austin and Mitchell J. Katz jointly reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2017 that they share voting and investment power of 581,046 shares of common stock.

PROPOSAL I
ELECTION OF DIRECTORS

The Board of Directors currently has 15 directors, divided into three classes – Class A, Class B and Class C. The directors in each class are elected to serve for a three-year term and until their respective successors are duly elected and qualified.

The Board of Directors is recommending the election of Craig E. Clark, Gail D. Manuel, Gregory S. Proctor, and Suhas R. Shah as Class B directors for a term ending at the 2020 annual meeting of stockholders. G. Thomas Daugherty, who is also a current Class B director, has elected not to run for re-election at the Annual Meeting. As a result, upon adjournment of the Annual Meeting, the size of the Board of Directors will be set at 14.

All of the nominees are currently directors of Old Line Bancshares, Inc. and each nominee has consented to serve as a director, if elected. The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms.

It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Annual Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors.

A plurality of the shares cast at the Annual Meeting is necessary in order for each director to be elected. Abstentions and broker non-votes have no effect on the outcome of the election.

Information regarding the nominees and the directors who will continue to serve unexpired terms follows.

The Board of Directors recommends that stockholders vote “FOR” the election of all nominees.

Nominees for election to the Board of Directors for a three-year term expiring in 2020:

Craig E. Clark, 75, retired in 2006 as President of Waldorf Carpets, Inc., a wholesale and retail flooring company, which he established in 1969. Mr. Clark is a founder of Old Line Bank. He has served as Chairman of the Board of Directors of Old Line Bank since 1994 and of Old Line Bancshares, Inc. since its incorporation in 2003 and has served as a member of the Board of Directors of Old Line Bank since 1988. Mr. Clark is a member of each of the Board of Directors’ committees with the exception of the Loan Committee and Risk Committee. The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believe that Mr. Clark’s experience managing and operating his own business, his affiliations within the local community and his active involvement in the founding and oversight of Old Line Bank uniquely qualify him to be Chairman and a member of the Board of Directors. Mr. Clark demonstrates his commitment through his involvement in all levels of Board governance. He additionally lends his expertise and experience to a myriad of special projects including but not limited to business development, branch expansion and overall asset growth.

Gail D. Manuel, 61, is the owner and a Director of Trinity Memorial Gardens and Mausoleum and Friendship Pet Memorial Park in Waldorf, Maryland. She is a past member of the Board of Directors of the Charles County Chamber of Commerce, a member of the Charles County Planning Commission and past President of Charles County Zonta Club and a member of ?Talbots? Advisory Board. The International Cemetery, Cremations & Funeral Association presented Ms. Manuel with the prestigious ?KIP? (Keeping It Personal) award for Best Business and Consumer Practices in the death care industry. She resides in Welcome, Maryland. She has been a member of the Board of Directors of Old Line Bank since 1992 and Old Line Bancshares, Inc. since its incorporation in 2003. Ms. Manuel serves on the Asset and Liability, Risk and Compensation Committees. The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believe that Ms. Manual?s qualifications for serving on the Board of Directors of Old Line Bank and Old Line Bancshares, Inc. include her many years of active involvement with the Board of Directors, her experience owning and operating a small business in our market area and her long standing affiliations with the local business community.

Gregory S. Proctor Jr., 53, is President and Chief Executive Officer of G.S. Proctor & Associates, Inc., a Maryland registered lobbying and consulting firm, which he established in 1995. He resides in Upper Marlboro, Maryland. He has been a member of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since 2004. He currently serves on the Loan and Compensation and Corporate Governance Committees. The Board of Directors believes his qualifications to serve as a Director of Old Line Bank and Old Line Bancshares, Inc. include his legislative knowledge, his management and consulting skills and his business affiliations in our market area.

Suhas R. Shah, CPA, 62, is a principal and member of Source One Business Services, LLC, and has served in that capacity since 1986 and is a principal and shareholder of Regan, Schickner, Shah & Harper, LLC., and has served in that capacity since 1986. Source One Business Services, LLC provides cash flow and budgeting analysis, computer consulting and tax planning and preparation for corporations, individuals, estates and trusts, as well as litigation support, financial forecasts and merger and acquisitions advisory services to a variety of clients. Regan, Schickner, Shah & Harper is a certified public accounting firm. Mr. Shah resides in Marriottsville, Maryland. He has been a member of the Board of Directors of Old Line Bancshares. Inc. and Old Line Bank since 2006. He currently serves on the Asset and Liability Committee and as Chair of the Audit Committee. The Board of Directors believes that Mr. Shah?s qualifications for these positions and for his service on the Board includes his educational background, extensive experience with public and financial accounting matters, his financial expertise, his accounting certification and his affiliations with the business community in our market area.

Continuing Directors

The directors whose terms are not expiring at the Annual Meeting are as follows:

Term Expiring at the 2018 Annual Meeting

Andre' J. Gingles, 59, has been the owner of Gingles, LLC, a law firm now located in Laurel, Maryland, since 2003. Mr. Gingles’ practice concentrates on large mixed use projects involving land use, zoning and government relations. He has been a member of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since 2011. Mr. Gingles is an accomplished and effective senior executive with extensive management and leadership experience in the public and private sectors. Mr. Gingles has served in the Prince George’s County Government in multiple capacities and provides counsel to several metropolitan real estate development companies on a variety of business and land use issues. He holds a bachelor’s degree from Howard University, Washington, D.C. and a Juris Doctor degree from Southern University Law Center, Baton Rouge, LA. He holds membership in a number of professional and community organizations including serving as Chairman of the Foundation Schools and Past Chairman of Trial Courts Judicial Nominating Commission for District 13, Prince Georges County, Maryland. The Board of Directors believes that Mr. Gingles’ extensive knowledge of Old Line Bank’s market areas and familiarity with businesses located in those areas provides significant assistance to Old Line Bank in achieving business development goals and market growth. Currently, he is a member of the Asset and Liability and the Corporate Governance Committees. His experience working with local government and his extensive legal background provide additional insight to the Board with regard to future planning and strategic development.

William J. Harnett, 86, was a Director of WSB Holdings, Inc. since its formation in January 2008, served as a Director of The Washington Savings Bank, F.S.B. since its inception in 1982 and served as Chairman of the Board of WSB Holdings, Inc. and The Washington Savings Bank from 1988 until May 10, 2013, when they merged into Old Line Bancshares, Inc. and Old Line Bank, respectively. He also served as Chief Executive Officer of The Washington Savings Bank from 1988 until he retired as Chief Executive Officer in February 2005. He also was founder, Chairman and Chief Executive Officer of Washington Homes, Inc., before it was sold in 1988. The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believe that Mr. Harnett’s qualifications to serve as a Director include his extensive knowledge of the banking industry, which include the business and operations of a financial institution as well as the risks faced in the industry, as a result of his long tenure with The Washington Savings Bank as both a director and former CEO, as well as his knowledge of the former The Washington Savings Bank’s customer base and market area.

Frank Lucente, Jr., 75, is President of Lucente Enterprises, Inc., an investment holding company that he established in 1985. Mr. Lucente has previously served as a director of Peoples National Bank, Suburban Bank (also known as Columbia Bank) and Prince George’s Community College. He is currently a partner in Chesapeake Custom Homes, Diamond Custom Homes and Heritage Investment Company. He has also been a partner in Robin Hood Homes, Diamond Development, Kings Grant, Inc., Regent Construction Company, Diamond Renovations, Diamond Utilities and Bay of America (which is now National Harbor). Mr. Lucente has been a partner in entities that have built over 800,000 square feet of commercial office spaces and has been involved in the construction and development of over 5,700 homes in the Washington Metropolitan Area. Mr. Lucente resides in Palm Beach County, Florida and Edgewater, Maryland. He has been a member of the Board of Directors of Old Line Bank since 2002 and Old Line Bancshares, Inc. since its incorporation in 2003. He has served as Vice Chairman of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since 2003. He is currently a member of the Loan Committee. The Board of Directors believes Mr. Lucente’s qualifications for these positions, including his service as a director, include his business affiliations in our market area, his knowledge of the real estate industry and his operational and management expertise gained from his many years as a business owner and previous director at financial institutions and entities affiliated with our industry.

John M. Suit, II, 72, served as Senior Vice President for Branch Banking and Trust (BB&T) from 2003 through his retirement in 2006. From 1996 until 2003, Mr. Suit served as Chairman of the Board of Farmers Bank of Maryland. Mr. Suit also served as President, CEO and Director of Farmers National Bancorp and Farmers National Bank of Maryland from 1989 to 1996. Mr. Suit lives in Annapolis, Maryland. He has served on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since 2007. He currently serves on the Audit, Corporate Governance, Loan, and Compensation Committees. The Board of Directors believes his qualifications for these positions, including his service as a director, include his financial expertise resulting from his prior Chairman and executive officer positions and his leadership in the banking industry.

Frank Taylor, 67, has been the President of Taylor Gas Company, Inc., a family business founded in 1950 that markets propane throughout the lower part of Southern Maryland, since 1982. He served on the Board of Directors for Maryland Bank and Trust Company, N.A. from 1995 until its merger with Old Line Bank in 2011. He previously served on the Board of Governors of the Calvert Marine Museum and currently serves on their Finance Committee. He has also served on a variety of other Boards and Commissions including the United States Navy League, St. Mary’s County Metropolitan Commission, Three Oaks Center, Mid-Atlantic Propane Gas Association, National Propane Gas Association, St. Mary’s County Chamber of Commerce and The St. Mary’s County Planning Commission, and is a 2016 graduate of Leadership Southern Maryland. He began serving on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank in 2011 and is currently a member of the Audit and Risk Committees. The Board of Directors believes his qualifications to serve as a director include his extensive community banking experience as a director as well as his experience on numerous other Boards. His extensive knowledge of Old Line Bank’s Southern Maryland market and familiarity with businesses located in that area provides invaluable insight with regard to future planning and strategic development in that market.

Term Expiring at the 2019 Annual Meeting

James W. Cornelsen, 62, is the President and Chief Executive Officer of Old Line Bancshares, Inc. and Old Line Bank.  He joined Old Line Bank as President and Chief Executive Officer and became a member of its Board of Directors in 1994.  He has been a member of the Board of Directors of Old Line Bancshares, Inc. since its incorporation in April 2003, and currently serves as Chairman of the Loan Committee and the Asset and Liability Committee.  He has over 36 years of commercial banking experience.  Mr. Cornelsen serves on the American Bankers Association (ABA) Community Bankers Council, as well as on its Administrative Committee, the ABA Payment Solutions Board of Directors and the ABA Board of Directors Fund for Economic Growth.  Additionally, Mr. Cornelsen serves on the Board of Directors of the Greater Washington Board of Trade, the Maryland Chamber of Commerce, The Foundation Schools, FIS Global CEO Strategic Planning Advisory Council, Maryland Humanities Council and the Greater Prince George’s Business Roundtable. He is the Past Chairman of the Board of Directors of the Prince George’s County Chamber of Commerce and the Past Chairman of the Board of Trustees of St. Mary’s Ryken High School, Leonardtown, Maryland. He has also served on the Board of Directors of Maryland Financial Bank and the Board of Directors of the Maryland Bankers Association, in addition to serving on various committees of the Maryland Bankers Association.  He also previously served on the ABA Membership Committee and the Board of Directors of Historic Sotterley Plantation, and is active in many community organizations.  The Board of Directors believes that Mr. Cornelsen’s qualifications to serve on the Board and as President and Chief Executive Officer of Old Line Bancshares, Inc. include his many years of banking experience and proven leadership in the success of these companies combined with his leadership as Chair of the Loan and Asset and Liability Committees.

James F. Dent, 80, is a founding member of Old Line Bank and has served as a member of the Board of Directors since 1988. He also served as a member of the Board of Directors of Old Line Bancshares, Inc. since its 2003 incorporation. Mr. Dent was a successful businessman, owning and operating an award-winning State Farm Insurance Agency from 1961 until his retirement in 2006. Additionally, he served on the boards of, and led various non-profit, charitable and service organizations, chaired the Economic Development Commission and was president of the Maryland Association of Counties, was appointed to lead other county and state commissions/committees, and served as county commissioner for eight years. Mr. Dent currently serves on the Loan and Compensation Committees. The Board of Directors believes that Mr. Dent’s more than 50 years’ successful experience in the insurance industry in our market area, his active involvement in the founding and continued oversight of Old Line Bank, and his extensive experience providing community leadership uniquely qualify him for his membership on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank.

Thomas H. Graham, 57, is the principal of T.H. Graham & Associates, LLC., a strategic consulting firm that focuses primarily on Energy, Cybersecurity, Environmental, Government Affairs, Supplier Diversity and Workforce Development solutions, a position he has held since its formation in 2016. He retired from Pepco Holdings, Inc. (?PHI?) in June 2016. During his 30-year career at PHI, Mr. Graham held several positions including: President, Pepco region; Regional Vice President; Manager Strategic Accounts (large commercial engineering design and construction); and Manager Billing Services & Investigations. ?His career at PHI concluded on the Executive Leadership Team as vice president People Strategy and Human Resources. Mr. Graham currently serves as a director for Prince George?s County Economic Development Corporation, Greater Prince George?s Business Roundtable, Excellence in Education Foundation and Green Branch Foundation (Chairman). Mr. Graham has also served as the chairman of the Center for Energy Workforce Development and Maryland Chamber of Commerce. Other affiliations include Leadership Maryland, Leadership Montgomery, American Association of Blacks in Energy (D.C. Chapter President), Brothers for a Cause and Leadership Prince George?s. Mr. Graham has been a member of the Board of Directors of Old Line Bancshares, Inc., and Old Line Bank since November 2013. The Board of Directors believes his qualifications to serve as a Director of Old Line Bank and Old Line Bancshares, Inc. include his exceptional leadership and management expertise and his business affiliations in our market area. He is currently a member of the Asset and Liability Committee and the Risk Committee.

Carla Hargrove McGill, 55, has served as President of Hargrove, Inc., a Lanham, Maryland headquartered company that designs and executes a wide range of events from trades shows and galas to presidential inaugurals, since 2008; prior to that she held the position of Vice President of Special Events. Ms. McGill serves as a Chair of the Board of The Foundation Schools and as a committee member for the Anne Arundel Medical Center Gala. Ms. McGill became a director of Old Line Bancshares and Old Line Bank in April 2013, and is currently a member of the Asset and Liability and Risk Committees. The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believe that Ms. McGill’s experience managing and operating her own business, her affiliations within the local community and her active involvement in the in local charitable organizations uniquely qualify her for membership on our Board.

Jeffrey A. Rivest, 64, served as President and Chief Executive Officer of the University of Maryland Medical Center from 2004 through his retirement in August 2015. In this position he was responsible for all aspects of organizational strategy and operations for a 750 bed academic medical center with 7,000 employees. From 1988 through 2004, he held several positions at The Children’s Hospital of Philadelphia, starting with Senior Vice President for Clinical and Ambulatory Service, moving on to Executive Vice President and Chief Operating Officer and finishing his time there as Executive Vice President and Chief Operating Officer. Mr. Rivest has additionally held seats on multiple Boards, which currently include the University Care Board of Directors since 2006, the Maryland Medicine Comprehensive Insurance Program Board of Directors Executive Committee since 2010, and the Maryland Medicine Comprehensive Insurance program Board of Directors since 2005. He previously served on the Maryland Highway Safety Foundation Board from 2009 through 2010, the United Way of Central Maryland Board from 2010 through 2012 and Maryland Hospital Association Executive committee of the Board of Trustees from 2007 through 2009. Mr. Rivest has served as a director of Old Line Bancshares and Old Line Bank since 2012 and currently serves on the Old Line Bank/Old Line Bancshares, Inc. Corporate Governance Committee, Risk Committee and the Asset and Liability Committee. He also previously served on the Audit Committee. The Board of Directors believes the Mr. Rivest’s qualifications to serve on the Board center on his extensive management and strategic organizational experience. With local roots and numerous affiliations in the business community, Mr. Rivest provides invaluable business development opportunities to our organization.

The Board of Directors has determined that Directors, Craig E. Clark, James F. Dent, Andre´ Gingles, Thomas H. Graham, Gail D. Manuel, Carla Hargrove McGill, Gregory S. Proctor, Jr., Jeffery A. Rivest, Suhas R. Shah, John M. Suit, II, and Frank Taylor are “independent” as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.

Director Selection Process

The Corporate Governance Committee selects nominees for director and considers a variety of factors to ensure diversity and that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skill, industry knowledge and experience, financial expertise, local or community ties and minimum individual qualifications, including high moral character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially.

The Board of Directors also conducts a self-assessment annually, which our Corporate Governance Committee reviews and discusses with the Board. At a meeting of the non-management directors of the Board, the Corporate Governance Committee presents this review and recommends individuals for re-election to the Board of Directors and any new individuals for nomination who may enhance the diversity of the Board of Directors.

Board Leadership Structure

Craig E. Clark has served as Chairman of the Board of Directors of Old Line Bank since 1994 and of Old Line Bancshares, Inc. since its incorporation in 2003. He has served as a member of the Board of Directors of Old Line Bank since its inception in 1988.

The Chairman of the Board of Directors organizes the work of the Board and ensures that it has access to sufficient information to enable it to carry out its functions. Those functions include monitoring our performance and the performance of management. The Chairman is also responsible for presiding over all meetings of the Board of Directors and stockholders, oversight of the distribution of information to Directors, appointment of committee members and the chairs of those committees as well as the oversight and strategic planning for Old Line Bancshares, Inc. and Old Line Bank.

The Board of Directors believes that in order to maintain independent oversight of management it is important that the Chairman is not an officer or employee of Old Line Bancshares, Inc. or Old Line Bank. Independent directors and management provide different perspectives and roles in strategy development. The Chief Executive Officer sits on the Board of Directors to facilitate the dissemination of information and understanding between the Board of Directors and management but does not hinder the Board’s overall independence. Although the Board of Directors has not adopted a formal policy in this regard, the Chairman of the Board of Directors has been an independent director since inception of Old Line Bancshares, Inc.

BOARD MEETINGS AND COMMITTEES

Old Line Bancshares, Inc.’s Board of Directors meets for regular meetings each month (usually the fourth Wednesday of each month) and convenes additional special meetings as circumstances may require. The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank met 12 times during 2016. Each director attended at least 75% of the total number of meetings of the Board of Directors and the Board committees of Old Line Bancshares, Inc. and Old Line Bank of which he or she was a member during 2016, with the exception of Mr. Harnett.

The Board of Directors of Old Line Bancshares, Inc. has standing Audit, Corporate Governance, Compensation and Strategic Opportunities Committees. Old Line Bank also has a number of standing committees, including the Asset and Liability Committee, Risk Committee, Audit Committee, Compensation Committee, Loan Committee and Corporate Governance Committee. The members of Old Line Bancshares, Inc.’s and Old Line Bank’s Audit, Compensation and Corporate Governance Committees are the same, and these committees typically hold joint meetings.

Old Line Bancshares, Inc.’s policy provides that, in the absence of an unavoidable conflict, all directors are expected to attend the annual meeting of Old Line Bancshares, Inc.’s stockholders. Thirteen of our then-current 15 members of the Board of Directors of Old Line Bancshares, Inc. attended the 2016 annual meeting (Mr. Harnett and Mr. Shah did not attend).

Oversight of Risk Management

The Board of Directors has an active role in overseeing and monitoring Old Line Bancshares’ risk management processes. The Board of Directors regularly reviews information regarding our asset quality, securities portfolio, capital, liquidity, compensation, financial reporting, strategic plan, products, security and operations. The Board of Directors oversees the risk management process through correlated committee processes and through Board management and/or participation in these committees. In 2015, the Board established the Old Line Bancshares, Inc. Risk Committee to assist with this oversight, as further discussed below. The Compensation Committee is responsible for overseeing the management of risks related to our executive and non-executive compensation plans. The Audit Committee has responsibility for oversight of financial reporting, information technology, security and regulatory risks. The Corporate Governance Committee manages risk associated with the Board of Directors, including independence and competence of the directors. The Asset and Liability Committee, which consists of directors and one senior officer of Old Line Bank, is responsible for oversight of the management of risks associated with our policies and procedures related to financial management, interest rate sensitivity, liquidity, investment, and capital. The Loan Committee is responsible for management of risk associated with loans and reviews loans as set forth in Old Line Bank’s loan policy. The purpose of the Strategic Opportunities Committee is to review and assess, and to assist the Company’s Board of Directors in reviewing and assessing, potential mergers and acquisitions.

The first level of risk management begins with internal business units with the support of Management’s Enterprise Risk Oversight Committee (EROC), which is facilitated by our Chief Risk Officer. Committee membership consists of members of senior management and their responsibilities include risk management oversight, measurement, monitoring and reporting. The Chief Risk Officer has direct access to the Board Risk Committee and communicates EROC’s analysis of risks across various lines of business with a goal toward identifying and mitigating or eliminating identified risks.

Old Line Bancshares, Inc. has also contracted with outside vendors to conduct internal audits. The firms, working in coordination with the Chief Risk Officer, report to the Chairman of the Audit Committee. On an annual basis, or more frequently if required, the Audit Committee approves a schedule of internal reviews and audits for the firm to complete. The findings from their reviews and audits are reported to the Audit Committee. The Chair of the Audit Committee makes a full report of each finding to the full Board of Directors.

The Board of Directors does not believe that the administration of its risk oversight function has had any effect on its leadership structure as described above.

Risk Committee

Old Line Bancshares, Inc.’s Risk Committee members are Jeffrey Rivest, Thomas Graham, Gail Manuel, Carla Hargrove McGill and Frank Taylor. The Risk Committee was established to document, review and approve the enterprise-wide risk management practices of Old Line Bancshares and Old Line Bank and assist the Board of Directors in fulfilling their responsibility to oversee the Company’s risk management. The Committee held five meetings in 2016. The Committee’s responsibilities include: (i) monitoring and advising the Board of Directors regarding the Company’s risk exposures, such as credit, market, liquidity, operational, compliance, legal, strategic and reputational risks; (ii) establishing a level of risk tolerance, evaluating and monitoring the adequacy and effectiveness of the Company’s risk management framework to ensure strategic plans and business operations are commensurate with the established risk tolerance and appropriately identifying, monitoring and controlling risk; (iii) monitoring the work of the Enterprise Risk Oversight Committee, a management committee; (iv) reviewing, approving and monitoring the Company’s risks, risk appetite and supporting risk tolerance levels; and (v) reviewing reports from the Enterprise Risk Oversight Committee and management to ensure risks are managed within the approved risk tolerances. While the Risk Committee maintains responsibility for all areas of risk, it may delegate direct oversight of specific areas of risk to other Board committees as it deems appropriate. To minimize the duplication of time and effort, the Committee may defer to those other committees with respect to such specific matters, but it will consult with, and may request reports or information from, those other committees in order to ensure that such matters are adequately addressed as part of the Company’s enterprise-wide risk management framework.

Asset and Liability Committee

Old Line Bancshares, Inc.’s Asset and Liability Committee members are James W. Cornelsen, Craig E. Clark, Andre´ Gingles, Thomas H. Graham, Carla Hargrove McGill, Suhas R. Shah, and Erin G. Lyddane, our Senior Vice President of Operations. The Asset and Liability Committee held four meetings in 2016. The committee’s responsibilities include: (i) monitoring actual financial performance compared with established guidelines and plans, identifying causes for variances, and determining the actions needed to change performance; (ii) determining liquidity requirements and monitoring the sources and uses of liquidity, including the status of contingency plans; (iii) monitoring Old Line Bank’s exposure to potential interest rate changes and determining strategies to minimize the risk of loss; (iv) reviewing and revising as necessary the near term forecast for sources and uses of funds and the pricing on these funds; and (v) managing and maintaining, in a manner consistent with the goals of the Board of Directors, capital adequacy, asset and investment quality, earnings at the maximum level possible within the constraints of prudent banking and the reasonable requirements of customers and the community, growth which is sound, profitable and balanced without the sacrifice of quality of service and ensuring compliance with applicable laws and banking regulations.

Audit Committee

Old Line Bancshares, Inc.’s Audit Committee members are Craig E. Clark, John M. Suit, II, Suhas R. Shah and Frank Taylor. The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, the Board of Directors has determined that each committee member is able to read and understand fundamental financial statements, including Old Line Bancshares, Inc.’s consolidated balance sheet, income statement and cash flow statement. In addition, the Board of Directors has determined that Mr. Shah is an “audit committee financial expert” as the rules and regulations of the SEC define that term.

The Audit Committee of Old Line Bancshares, Inc. and Old Line Bank held four meetings in 2016. The Audit Committee’s primary responsibilities are to assist the Board by monitoring: (i) the integrity of the financial statements of Old Line Bancshares, Inc.; (ii) the independent auditors’ qualifications and independence; (iii) the performance of Old Line Bancshares, Inc.’s and its subsidiaries’ internal audit function and independent auditors; (iv) Old Line Bancshares, Inc.’s system of internal controls; (v) Old Line Bancshares, Inc.’s financial reporting and system of disclosure controls; and (vi) Old Line Bancshares, Inc.’s compliance with legal and regulatory requirements.

In addition, the Audit Committee was appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding Old Line Bancshares, Inc.’s accounting and auditing matters. Pursuant to procedures adopted by Old Line Bancshares, Inc., any employee with such complaints or concerns is encouraged to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, by the Audit Committee.

The Audit Committee has a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com.

Corporate Governance Committee

Old Line Bancshares, Inc.’s Corporate Governance Committee members are John M. Suit, II, Craig E. Clark, Andre´ J. Gingles, Jeffrey A. Rivest and Gregory S. Proctor, Jr. The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC. The Corporate Governance Committee has a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com. The Corporate Governance Committee of Old Line Bancshares, Inc. held two meetings in 2016.

The Corporate Governance Committee determines whether the incumbent directors should stand for reelection to the Board of Directors and identifies and evaluates candidates for membership on the Board of Directors. In the case of a director nominated to fill a vacancy on the Board of Directors due to an increase in the size of the Board of Directors, the Corporate Governance Committee recommends to the Board of Directors the class of directors in which the director-nominee should serve. The Corporate Governance Committee also conducts appropriate inquiries into the backgrounds and qualifications of possible director candidates and reviews and makes recommendations regarding the composition and size of the Board of Directors.

In identifying and evaluating candidates for membership on the Board of Directors, the Corporate Governance Committee takes into account all factors it considers appropriate. These factors may include ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skill, industry knowledge and experience, financial expertise, local or community ties and minimum individual qualifications, including high moral character, mature judgment, familiarity with the our business and industry, independence of thought and an ability to work collegially. However, the committee retains the right to modify any or all of these factors from time to time.

The Corporate Governance Committee also evaluates candidates for nomination to the Board of Directors who are recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance Committee to become nominees for election to the Board may do so by submitting a written recommendation to the Secretary of Old Line Bancshares, Inc. at 1525 Pointer Ridge Place, Bowie, Maryland 20716. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and other board memberships, for the Corporate Governance Committee to consider. A written consent of the individual to stand for election if nominated and to serve if elected by the stockholders must accompany the submission. The Corporate Governance Committee will consider recommendations received by a date not later than 120 calendar days before the date the Proxy Statement was released to stockholders in connection with the prior year’s annual meeting for nomination at that annual meeting. The Corporate Governance Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

The Corporate Governance Committee identifies potential candidates through various methods, including but not limited to, recommendations from existing directors, customers and employees.

The Corporate Governance Committee evaluates nominees for directors recommended by security holders in the same manner in which it evaluates any nominees for directors. Minimum qualifications include high moral character, mature judgment, familiarity with Old Line Bancshares, Inc.’s business and industry, independence of thought and ability to work collegially.

Compensation Committee

Old Line Bancshares, Inc.’s Compensation Committee members are Craig E. Clark, James F. Dent, Gail D. Manuel, Gregory S. Proctor, Jr., Jeffrey Rivest and John M. Suit, II. The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC. The Compensation Committee of Old Line Bancshares, Inc. and Old Line Bank held three meetings in 2016.

The Compensation Committee evaluates the performance of the President and Chief Executive Officer and makes recommendations to the Board of Directors regarding the President and Chief Executive Officer’s compensation. The Compensation Committee also reviews current industry practices regarding compensation packages provided to executive management and the Board of Directors, including salary, bonus, stock options and other perquisites. Based on recommendations from the President and Chief Executive Officer, the Compensation Committee approves compensation provided to members of executive management, excluding the President and Chief Executive Officer. The President and Chief Executive Officer bases his recommendation primarily on our results as outlined in the Incentive Plan Model and Stock Option Model, as well as his own evaluation of the officer’s performance during the year.  The Compensation Committee also evaluates and recommends to the Board of Directors fees for non-employee board members. The Compensation Committee has adopted a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com.

In 2016, the Compensation Committee engaged, for the third year, Meyer Chatfield Compensation Advisors to conduct an executive officer and director compensation review. Those reviews provided information about the performance of our peer banks with respect to return on average assets, asset growth, net interest margin and non-performing assets and compared Old Line Bank’s performance to the peer banks’ performance. The reviews also provided information on base and bonus compensation for the executive management teams and boards of directors of the peer banks and compared Old Line Bank’s compensation structure to them. The Compensation Committee used these surveys to assist them in determining the appropriate salary levels for the executive officers and directors.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2016, Messrs. Clark, Dent, Proctor and Suit and Ms. Manuel served as members of our Compensation Committee. No such person is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

The following table discloses all fees and other payments to each director for the fiscal year ended December 31, 2016.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	Total
	$	$	$	$
Craig E. Clark	77,600	10,650	6,108	94,358
James W. Cornelsen(4)	-	-	-	-
G. Thomas Daugherty	42,700	10,650	6,108	59,458
James F. Dent	48,300	10,650	6,108	65,058
Andre Gingles	43,400	10,650	6,108	60,158
Thomas H. Graham	43,900	10,650	6,108	60,658
William J. Harnett	33,200	10,650	6,108	49,958
Frank Lucente	49,600	10,650	6,108	66,358
Gail D. Manuel	42,400	10,650	6,108	59,158
Carla Hargrove McGill	41,800	10,650	6,108	58,558
Gregory S. Proctor	49,400	10,650	6,108	66,158
Jeffrey A. Rivest	46,200	10,650	6,108	62,958
Suhas Shah	44,000	10,650	6,108	60,758
John M. Suit, II	51,800	10,650	6,108	68,558
Frank Taylor	44,000	10,650	6,108	60,758
Total	$658,300	$149,100	$85,512	$892,912

(1)
We estimated the fair value of the 600 restricted stock awards granted to each non-employee director at $17.75 using the closing stock price on February 24, 2016. There were no unvested Director stock awards outstanding as of December 31, 2016.

(2)
We estimated the fair value of the stock option awards granted at $5.38 per option using the Black-Scholes valuation model as outlined in Note 15-Employee Benefits in Item 8 Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016.
(3)
The aggregate number of vested options outstanding is disclosed in the Security Ownership of Management and Certain Security Holders table. There were no unvested Director stock option awards outstanding at December 31, 2016.
(4)
Mr. Cornelsen is an executive officer and is not compensated for his services as a director.

Currently and during 2016, each non-employee Director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, receives $700 for each attended meeting of the Board of Directors, $300 for each attended meeting of the Loan Committee and $400 for each attended meeting of the Corporate Governance Committee, the Compensation Committee, the Audit Committee, the Risk Committee, the Strategic Opportunities Committee and the Asset and Liability Committee. The Chairmen of the Corporate Governance Committee, the Compensation Committee, the Risk Committee and the Audit Committee also received an additional $300 for each attended meeting of their respective committees. If a Director attends any of these meetings via teleconference in lieu of in person, the Director receives $200 instead of the regular in-person payment. Each non-employee Director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also receives an $8,400 quarterly retainer. During 2016, the Chairman of the Board received an annual retainer of $77,600 and the Vice Chairman received an annual retainer of $49,600 in lieu of attendance fees.

In September 2012, the Board of Directors adopted a resolution providing directors who retire from the Board with at least seven years of service a payment of $50,000, payable in three annual installments.

Old Line Bancshares, Inc. has paid no cash remuneration, direct or otherwise, to its directors since its incorporation. It is expected that unless and until Old Line Bancshares, Inc. becomes actively involved in additional businesses other than owning all the capital stock of Old Line Bank, it will pay no separate cash compensation to the directors of Old Line Bancshares, Inc. in addition to that paid to them by Old Line Bank in their capacities as directors of Old Line Bank. However, Old Line Bancshares, Inc. may determine in the future that such separate cash compensation is appropriate.

In February 2016, Old Line Bancshares granted 600 shares of restricted stock and options to purchase 1,200 shares of our common stock to each non-employee director. The options have an exercise price of $17.75, the closing price of the common stock on the NASDAQ Stock Market on February 24, 2016, the date of the grant. The options vested immediately and the restricted stock vested on December 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objective of our executive compensation program is to attract and retain talented and motivated executive officers that will contribute to the Company’s overall success. Executive officers are instrumental to supporting growth and profitability as well as minimizing risk, resulting in the advancement of shareholder interests. The performance of each of the executive officers has a potentially vital impact on our profitability; therefore, we believe the design and administration of the compensation program is of considerable importance.

Executive Compensation Philosophy and Objectives

Old Line Bank strives to provide a compensation package that is based on the Company’s overall performance, increase in shareholder value and the performance of the individual executive. We therefore assess our executive officers’ performance both objectively and subjectively using both financial measures, as identified in our incentive compensation plan, as well as non-financial goals that include risk mitigation and attainment of strategic objectives. As such, we believe executive compensation should be comprised of both fixed and variable pay. Our executive compensation package includes base salary, performance-based cash incentives, performance-based equity incentives and benefits.

We establish base salaries for our named executives to be competitive with peer institutions and that are structured to attract talent. Performance-based cash and equity incentives, both short and long term, are variable in nature and are based on specific Bank performance metrics established to drive desired behavior in alignment with the Bank’s strategic plan. Certain benefits, such as the Salary Continuation Plan and equity incentives, in addition to providing a benefit, also serve as a mechanism to retain our best talent.

Annually, our Compensation Committee performs a review of our executive officers’ total compensation. This review assists the Committee with determining whether our executive officers are appropriately compensated relative to external benchmarks. The Committee considers the Company’s strategic objectives, individual contributions to company objectives and our performance in relation to peers. The Committee receives annual input from the Chief Executive Officer regarding the performance of each of the other executive officers. In addition, the Committee evaluates the performance of the Chief Executive Officer in order to make decisions regarding his compensation.

The Committee strives to provide a program that will attract, retain, motivate and reward our executive officers, which ultimately creates value for our stockholders. To do this, they have established a program that is designed to:

●
provide compensation opportunities that are competitive within our market and industry;
●
link a portion of total compensation to the achievement of identified goals in a way that rewards higher performance levels; and
●
align executive interests with those of our stockholders by using equity as a component of our incentive program
●
and ensure that executives are not encouraged or rewarded for taking excessive risk.

Identification of Named Executive Officers for 2016

This Compensation Discussion and Analysis provides information about the 2016 compensation for our named executive officers, who include:

●
James W. Cornelsen, President and Chief Executive Officer
●
Joseph E. Burnett, Executive Vice President and Chief Lending Officer
●
Mark A. Semanie, Executive Vice President and Chief Operating Officer
●
M. John Miller, Executive Vice President and Chief Credit Officer
●
Elise Hubbard, Senior Vice President and Chief Financial Officer

Compensation Committee and Advisor Independence

The Compensation Committee is composed solely of independent directors, and has under its own authority, engaged its own independent advisors, including a compensation consultant and legal counsel.

Shareholder Advisory Vote on Executive Compensation

We conduct an annual shareholder advisory vote on the compensation of the named executive officers, and our Board of Directors and the Compensation Committee carefully consider the outcome of these advisory votes when making compensation decisions. In 2016, 91% of our stockholders voted in favor of the non-binding advisory proposal to approve the compensation of our named executive officers. The Compensation Committee has made no significant changes to our pay practices, however, it continues to be the Committee’s goal to maintain alignment of our pay practices with the best interests of the Company and its stockholders. We will, therefore, continue to evaluate the appropriateness of the Company’s compensation program and consider stockholder feedback throughout the evaluation process.

Compensation-Related Risk Assessment

We conduct an annual evaluation of our compensation programs, policies and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have an adverse impact on the Bank.

Change in Control and Termination Arrangements

As further described below, our post-employment compensation arrangements for Messrs. Cornelsen, Burnett, Semanie and Miller include payments under the salary continuation plan agreements described below, continued payments for the remaining term of their employment agreements and immediate vesting of unvested options upon a change of control and, with respect to Messrs. Burnett, Semanie and Miller, if they are involuntarily terminated without cause. Mr. Cornelsen is also entitled to receive post-employment payments under his salary continuation plan agreement. In addition, Mr. Cornelsen is entitled to receive a termination payment equal to 1.99 times his average annual compensation if his employment is terminated (i) involuntarily without cause, (ii) upon his permanent disability, (iii) by him for good reason including a material reduction in his duties or failure to be elected as President and Chief Executive Officer, or (iv) voluntarily by Mr. Cornelsen prior to or within six months following consummation of a change in control of Old Line Bancshares or Old Line Bank. Mr. Cornelsen is additionally entitled to receive a separate non-competition payment equal to one times his average annual compensation if his employment is terminated for any reason other than cause. This provision was added to his employment agreement upon completion of a 2015 analysis of the impact to the Company should Mr. Cornelsen leave and compete with Old Line Bank in the same geographic region. Were Mr. Cornelsen to have left at that time and taken three senior loan officers with him, the impact on the Company was estimated to have been approximately $7.8 million assuming the movement of 10% of their loan portfolios. This amount would have grown to $19.5 million upon movement of 25% of their loan portfolios.

The Compensation Committee believes that these agreements are necessary to provide a competitive total compensation plan to attract and retain the employment of our executive officers who are a party to the agreements.

The Role of the Compensation Committee

The Compensation Committee is responsible for establishing our compensation philosophy and reviews and approves our executive compensation programs, including the specific compensation of our executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. Such compensation components include base salary levels, target bonus opportunities, actual bonus payments, equity awards and benefits. The Compensation Committee meets on a regularly-scheduled basis and at other times as needed. To carry out its responsibilities, the Compensation Committee reviews, at least annually, all executive compensation programs. This review helps to ensure compensation actions are aligned with our compensation philosophy, provide appropriate targets for performance incentives for our executive officers and are competitive with the market and our peer companies.

The Compensation Committee believes that alignment of pay and incentives with company performance is instrumental to ensuring a focus on shareholder interests. The Compensation Committee has historically strived to provide compensation opportunities that are competitive with our peer group median, while applying variables based on Old Line Bank’s performance relative to our strategic goals and relative to industry peers. The Compensation Committee believes that above median pay should be provided when Old Line Bank exceeds goals and peer performance. Conversely, median or below median performance should result in average or below average compensation. With this philosophy in mind, the Committee analyzed bank performance, growth and shareholder value for 2016 and determined that the CEO’s salary should be competitive with the 75th percentile as compared to peers. Items of specific consideration by the Committee included asset growth, total shareholder return, return on assets and the efficiency ratio. They also considered our success with strategic growth, both through acquisition as well as through organic growth. In addition they analyzed the detriment to the company’s strategic direction should the CEO resign, to include the loss of leadership, strategic direction and his 22 plus years of knowledge of Old Line Bank acquired through his service to the company.

Compensation Consultants

The Compensation Committee, under authority granted by its charter, occasionally utilizes outside consultants, actuaries and attorneys to assist it in developing and implementing our compensation program, including incentive compensation arrangements and the supplemental executive retirement plan.

During 2016, the Compensation Committee continued their engagement with Meyer Chatfield Compensation Advisors (“MCCA”), who conducted an executive officer and director compensation review. Per Committee instruction, their engagement provides market data, information on compensation trends, and commentary and analysis relating to executive and director compensation. In addition, the Committee also requested their review and input on the CEO’s existing employment agreement as well as assistance with the performance of an updated 280G analysis with regard to potential change in control payments to our CEO. MCCA assisted the Committee in its assessment of the compensation peer group and executive compensation benchmarking. MCCA provided no services to and received no fees from the Company, or its affiliates, other than in connection with the engagement entered into by the Compensation Committee. The amount of fees paid or payable by the Bank to MCCA in respect to the engagement was $24,000 for 2016. There are no personal relationships between MCCA and any member of the Compensation Committee other than in respect of the engagement. No employee of MCCA owns any stock of the Company and there are no business or personal relationships between MCCA and any executive officer of the Company other than in respect to the engagement entered into by the Compensation Committee of the Company. The Committee has concluded that there are no conflicts of interest with regard to the engagement of MCCA.

The Compensation Committee utilized a proxy peer group to review compensation levels for the executive team and board of directors, similar to studies performed in previous years. We strive to continue as a high performing bank, thus we excluded peers that did not meet certain minimum performance levels with regards to return on average assets, asset growth, net interest margin and non-performing assets. Old Line Bank’s 2016 performance compared favorably to our compensation peer group and ranked from the 57th percentile to the 83rd percentile on key performance metrics. Old Line Bank continues to exhibit strong performance in asset growth rates.

The Role of Management

In addition to input from its compensation consultants, the Committee also considers input from senior management regarding financial performance in relation to the budget and the attainment of incentive plan metrics. The Chief Operating Officer and Chief Financial Officer, with input from the Chief Executive Officer, are responsible for the development of our annual budget, which is reviewed and approved by the Board of Directors. The budget has provided the foundation for setting performance goals and targets to be achieved during the fiscal year that are included in the incentive compensation plan. The Committee also receives information regarding executive officer compensation and benefits from the Director of Human Resources. The Director of Human Resources prepares Compensation Committee and Board meeting materials and performs work as requested by the Compensation Committee, including working with the compensation consultants in preparing peer analyses for the Committee’s consideration.

The Chief Executive Officer attends Compensation Committee meetings as needed and makes recommendations regarding base salary, bonuses and other benefits for named executive officers other than the Chief Executive Officer.  Although the Committee considers such input, the Compensation Committee has final authority on compensation matters for all named executive officers.

Peer Review and Performance Comparisons

The Compensation Committee regularly reviews market information provided by our compensation consultants. The primary data sources used provide information publicly disclosed by a peer group of publicly traded banks. The Committee reviews comparative compensation and benefit information contained in the public filings of our peer group as identified below.

The purpose of the peer group is to provide relative comparative data to assist the Board in making sound decisions with respect to the Bank’s compensation practices. The peer group was developed from an initial group of 176 publically traded banks with 2013 compensation data and assets between $700 million and $2.5 billion. This group of banks was then narrowed down based on relevant criteria, including asset size, geographic location, number of offices, number of employees, and performance metrics. The Compensation Committee assesses the group annually or more often as needed to ensure that it continues to provide a valid base for comparison. The 2016 peer group contains 24 publically traded banks or bank holding companies with available 2015 compensation data and assets between $1.0 billion and $4.3 billion as of 12/31/15.

2016 Peer Group
1	BSB Bancorp, Inc.
2	Enterprise Bancorp, Inc.
3	Community Financial Corporation
4	Bar Harbor Bankshares
5	1st Constitution Bancorp
6	BCB Bancorp, Inc.
7	Chemung Financial Corporation
8	C & F Financial Corporation
9	Peapack-Gladstone Financial Corporation
10	Bridge Bancorp, Inc.
11	First of Long Island Corporation
12	Suffolk Bancorp
13	Bryn Mawr Bank Corporation
14	Eastern Virginia Bankshares, Inc.
15	QNB Corp.
16	Republic First Bancorp, Inc.

17	Hingham Institution for Savings
18	Univest Corporation of Pennsylvania
19	Access National Corporation
20	Southern National Bancorp of Virginia, Inc.
21	Middleburg Financial Corporation
22	Washington First Bankshares, Inc.
23	Penns Woods Bancorp, Inc.
24	Clifton Bancorp, Inc.

The Compensation Committee considers the peer group compensation data, as well as other competitive market factors, when making base salary decisions for the executives. It also considers this data to ensure award opportunities under our cash and equity incentive plans are competitive and reasonable. Based on its 2016 analysis, the Committee adjusted executive base salaries to keep base compensation in line with peers. The Bank also has a formal performance-based annual cash incentive plan. Details surrounding this plan are disclosed later in this section. The compensation analysis validated that the 2017 adjusted target and maximum award levels under the annual cash incentive plan are competitive, ranging from a target of 50.0% to a maximum of 75.0% of salary for Mr. Cornelsen and 30.0% target to 50.0% maximum for the other named executive officers. The Compensation Committee also uses performance to determine annual equity awards. Equity awards, once earned, are subject to a three-year vesting schedule.

The Compensation Committee additionally considers overall company performance and its effect on stockholders.

The Committee believes our financial results and total shareholder return compare favorably with our peer group indicating a strong pay and performance alignment.

The following graph illustrates five year shareholder return.

SNL US Bank and Thrift: All major Exchanges Banks and Thrifts in SNL’s coverage universe
SNL US Financial Institutions: All Financial Institutions in SNL’s coverage universe whose primary shares trade on a US exchange

Components of our Compensation Program

The elements of the compensation programs for the Bank’s executive officers, which are base salary, cash incentives, equity incentives, and benefits, are detailed below. While the Compensation Committee considers total compensation when reviewing benchmarking data, one component does not specifically affect another as they each serve specific individual purposes. In addition to providing a benefit to the executive each component serves the purpose of either attracting or retaining talent.

Base Salary

The Compensation Committee views base salary as the foundation of the compensation program and is a primary consideration for attracting experienced talent. Our executive compensation program provides base salaries and benefits, which include health, disability and life insurance programs, a 401(k) retirement program and paid leave, to compensate executive officers for the performance of core duties and responsibilities associated with their individual positions. We establish our executive officers’ base salaries using criteria that includes technical expertise, individual responsibility level, organizational performance and the competitive data from the peer group identified above and believe that base salaries should be paid at a level that affords us the ability to hire and retain experienced individuals in our industry that can effectively contribute to the achievement of our strategic business goals.

Base salary for the Bank’s Chief Executive Officer is set by the Committee on an annual basis. Base salaries for the Bank’s executive officers other than its Chief Executive Officer are made on an annual basis and are based upon recommendations by the Chief Executive Officer. The factors for the Committee's compensation decisions include Bank financial performance, industry base salaries within the Peer Group, the nature and responsibilities of the position, the contribution and experience of the officer, and the length of the officer's service with the Bank. The Compensation Committee additionally considers the specific contributions of each executive officer and the officer’s opportunity for professional growth when approving annual salary adjustments. While our performance incentive plan provides executive officers rewards for the Bank’s attainment of budgeted goals, it is through base salary that executives are rewarded for their individual contributions to the organization.

Annual Cash Incentive Plan.

The Annual Cash Incentive Plan (“ACIP”) was implemented to reward executives for achieving and exceeding predefined performance goals. In doing so, the Committee believes the ACIP also provides a focus on those goals identified by the Committee as being important to the overall performance of the Company, while also serving as a retention tool. In 2016, due to their strategic contributions to the Company, Messrs. Cornelsen, Burnett, Miller and Semanie as well as Ms. Hubbard were identified by the Compensation Committee as participants in the ACIP.

The ACIP is performance-based with cash award opportunities defined for threshold, target and maximum performance levels. Under the 2016 Incentive Plan Model, at the target levels, Mr. Cornelsen was eligible to receive a bonus equal to 40.0% of his base salary and Mr. Burnett, Mr. Miller, Mr. Semanie and Ms. Hubbard were eligible to receive a target bonus equal to 25.0% of their base salaries. Maximum award levels are set at 60.0% and 37.5% of base salary, respectively, subject to a modifier as described below. If a threshold performance level is not achieved, the portion of the award for that metric will be 0%.

Each year, the Compensation Committee has worked with management to set Bank-wide performance-based goals based on the Bank’s budget and strategic plan. The Committee reviews the combination of performance metrics each year to ensure that they do not encourage risky behavior or expose Old Line Bancshares, Inc. to material risk. In addition, the Committee aims to discourage focus on achievement of one metric at the expense of the others. The Board ultimately approves the performance metrics at the beginning of each performance year. The Compensation Committee certifies performance of goals each year and has ultimate discretion over payouts.

In October 2012, the Compensation Committee approved the addition of modifiers to certain performance metrics, which are used to rank our performance relative to our peers and allow for reductions and/or increases to executive incentive payouts based on that performance comparison. It is the Committee’s belief that the application of incentive modifiers to goals provides a balanced approach that is consistent with our compensation philosophy while discouraging excessive risk taking and goal manipulation. In 2016, the Committee applied a modifier to the Return on Equity (“ROE”) metric, following the guidelines below.

Percentile Comparison	Multiplier
Less than 40th Percentile	0.50
40th – 49th Percentile	0.75
50th – 59th Percentile	1.00
60th – 74th Percentile	1.50
Greater than 74th Percentile	2.00

In 2016 our ROE percentage fell in the 74th percentile of the peer group’s ROE, therefore the 1.50 multiplier was applied to the potential payout in that category, increasing the payout to the executives by 50%.

Performance metrics for 2016 included total shareholder return, return on equity, non-performing assets, and earnings per share. The executives exceeded target performance in each of the categories which, with the 1.50% modifier applied to ROE, resulted in a bonus payout of 53.92% for Mr. Cornelsen and 33.71% for each of Mr. Burnett, Mr. Semanie, Mr. Miller and Ms. Hubbard.

The following table illustrates plan metrics, goals and actual incentive payouts as a percentage of base salary.

	Total Shareholder Return (20% Weighting)	Return on Equity (20% Weighting)	Non-Performing Assets (20% Weighting)	Earnings Per Share (40% Weighting)	Potential Cash Incentive as a % of Salary CEO	Potential Cash Incentive as a % of Salary Other Execs.
threshold	53.77	7.25	0.76	$0.99	20.00%	12.50%
target	67.21	9.06	0.62	$1.24	40.00%	25.00%
stretch	80.65	10.87	0.52	$1.49	60.00%	37.50%
actual performance	71.54	9.59	0.59	$1.38	49.34%	30.84%
actual payout					53.92%	33.71%

The performance metrics approved for use in the 2017 ACIP are 3-year Total Shareholder Return, Return on Assets and Non-performing Assets.

Equity Incentive Plan

The Compensation Committee believes that equity should represent a significant part of executive compensation and further aligns the interests of management with those of our stockholders and provides for a longer-term retention tool. We have been incorporating equity as an element of executive compensation since 2005. Under the Equity Incentive Plan, the target award levels the named executive officers would be eligible to receive are equal to a fair value of 20% of salary (for Mr. Cornelsen) or 10% of salary (for Mr. Burnett, Mr. Miller, Mr. Semanie and Ms. Hubbard). Maximum equity awards are 20% of base salary for Ms. Hubbard and Messrs. Burnett, Miller and Semanie and 40% of base salary for Mr. Cornelsen.

Equity grants are performance-based, that is, the final equity award (if any) is based on whether Old Line Bancshares, Inc. meets the cumulative threshold, target or stretch levels for financial metrics in a given year; for example, overall attainment of 75% of the total target goal results in the payment of 75% of the payout at the target level for the CEO and other executive officers. For 2016, these metrics included total shareholder return, return on equity, non-performing assets, and earning per share. The Committee believes that utilizing the same metrics for both cash and equity awards enhances executive focus on those areas identified as being of strategic importance. Once year-end financial results are final, the Committee determines the fair value of equity award for each executive. This is then delivered as restricted stock, stock options or a combination thereof that, once granted, are subject to a three-year vesting schedule.

On February 16, 2017, the Compensation Committee of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank reviewed the financial performance of Old Line Bancshares, Inc. and Old Line Bank for the fiscal year ended December 31, 2016 in order to determine equity awards for the named executive officers.

Based on this review and upon finalization of our year-end financial statements, effective February 23, 2017, we issued equity awards to Mr. Cornelsen totaling 29.40% of his base salary and to each of Messrs. Burnett, Semanie and Miller and Ms. Hubbard totaling 14.70% of their base salary.

Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. Mr. Cornelsen and Mr. Burnett are also covered by a bank owned life insurance policy that provides for a split-dollar benefit. Additionally, Mr. Cornelsen, Mr. Burnett and Mr. Semanie are provided a supplemental executive retirement plan. Both additional benefits are discussed in greater detail below.

We provide a Company-owned automobile to Mr. Cornelsen due to the amount of travel required as a representative of the Company. We also provide one country club membership to Mr. Cornelsen to help facilitate his role as a Company representative.

Risk Assessment Procedures

We have reviewed our compensation policies and programs for all of our employees and have determined that the compensation policies and incentive compensation programs in place are not reasonably likely to have a material adverse effect on Old Line Bancshares, Inc. or the Bank and do not encourage our employees to take excessive risks. We are confident that the internal controls and procedures we have in place throughout our organization sufficiently manage any inherent risk in our programs. Among other things, our executive compensation programs incorporate the following policies and practices:

●
The Compensation Committee is composed solely of independent directors, under its own authority, and has engaged its own independent compensation consultant;

●
We conduct an annual shareholder advisory vote on the compensation of the named executive officers, and our Board of Directors and the Compensation Committee carefully consider the outcome of these advisory votes;

●
We award both cash and stock incentives with an emphasis on performance;

●
We allow for adjustments of payouts for negative outcomes related to asset quality and comparison to peers;

●
We have adopted a comprehensive clawback policy, which states that in the event of a restatement of the Old Line Bank/Old Line Bancshares, Inc. financial statements, the result of which is that any performance based compensation paid would have been a lower amount had it been calculated based on such restated results, the Compensation Committee shall seek to recover for the benefit of the Company the pre-tax portion of the difference between the awarded compensation and the actual compensation;

●
We do not provide significant perquisites or other personal benefits to our executive officers other than the supplemental executive retirement plan and bank owned life insurance, which the Committee has determined does not encourage our executives to take unnecessary risks, as they are defined benefits and not related to any specific performance metric. Our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees; and

●
Annually, the Board of Directors reviews and approves all policies of the Bank to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have an adverse impact on the Bank.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with Company management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

By: Craig E. Clark
James F. Dent
Gail D. Manuel
Gregory S. Proctor, Jr.
John M. Suit, II

Summary Compensation Table

The following table sets forth the compensation paid by Old Line Bank to its Chief Executive Officer, Chief Financial Officer and to the next three most highly compensated executive officers who received total compensation in excess of $100,000 during 2016 (the “named executive officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock awards(6)	Option awards (7)	Non-equity incentive plan compensation(8)	Change in pension value and non-qualified deferred compensation earnings	All other compensation	Total
		$	$	$	$	$	$	$	$
James W. Cornelsen	2014	490,000	-	42,924	100,156	172,921	241,108	36,922	1,084,031
President & CEO(1)	2015	514,500	-	56,800	132,535	315,080	281,447	33,507	1,333,869
	2016	550,515	-	161,851	-	296,838	327,836	34,576	1,371,616

Joseph E. Burnett	2014	235,000	-	10,434	24,346	63,215	-	13,033	346,028
Executive Vice	2015	246,750	-	13,621	31,781	94,456	-	13,392	400,000
President & CLO(2)	2016	264,023	-	38,811	-	89,002	-	14,194	406,030

Mark A. Semanie	2014	260,000	-	11,544	26,936	69,940	-	13,124	381,544
Executive Vice	2015	273,000	-	15,070	33,162	104,504	52,708	14,039	492,483
President & COO(3)	2016	292,110	-	42,940	-	98,470	59,028	14,039	506,587

M. John Miller	2014	200,000	-	8,880	20,720	53,800	-	8,306	291,706
Executive Vice	2015	210,000	-	11,592	27,048	80,388	-	10,210	339,238
President & CCO(4)	2016	224,700	-	33,031		75,746	-	11,136	344,613

Elise M. Hubbard	2014	125,000	-	-	-	-	-	5,342	130,342
Senior Vice	2015	150,000	30,000	18,750	-	-	-	8,215	206,965
President & CFO(5)	2016	160,050	25,000	23,527	-	53,953	-	9,006	271,536

(1)
Other compensation includes: $10,400, $10,600 and $10,600 in contributions to Old Line Bank’s 401(k) retirement plan in 2014, 2015 and 2016, respectively; $3,957 in long term disability insurance premiums paid on Mr. Cornelsen’s behalf in each of 2014, 2015 and 2016; and $1,200 in short term disability insurance premiums paid on Mr. Cornelsen’s behalf in each of 2014, 2015 and 2016. Other compensation for Mr. Cornelsen also includes $12,060, $12,250 and $13,210 for the value of the Company-owned car provided to Mr. Cornelsen and $9,305, $5,500 and $5,609 in country club dues for 2014 2015 and 2016, respectively.
(2)
Other compensation includes: $9,379, $10,600 and $10,600 in contributions to Old Line Bank’s 401(k) retirement plan in 2014, 2015 and 2016, respectively; $2,454, $1,592 and $2,394 in long term disability premiums paid by Old Line Bank on Mr. Burnett’s behalf in 2014, 2015 and 2016, respectively; and $1,200 in short term disability premiums paid by Old Line Bank on Mr. Burnett’s behalf in each of 2014, 2015 and 2016.
(3)
Other compensation includes: $10,351, $10,600 and $10,600 in contributions to Old Line Bank’s 401(k) retirement plan in 2014, 2015 and 2016 respectively; $1,573, $2,239 and $2,239 in long term disability insurance premiums paid by Old Line Bank on Mr. Semanie’s behalf in 2014, 2015 and 2016, respectively; and $1,200 in short term disability insurance premiums paid by Old Line Bank on Mr. Semanie’s behalf in each of 2014, 2015 and 2016.
(4)
Other compensation includes: $6,111, $7,599 and $8,044 in contribution to Old Line Bank’s 401(k) retirement plan in 2014, 2015 and 2016, respectively; $995, $1,411 and $1,893 in long term disability premiums paid on Mr. Miller’s behalf in 2014, 2015 and 2016, respectively; and $1,200 in short term disability premiums paid on Mr. Miller’s behalf in each of 2014, 2015 and 2016.
(5)
Other compensation includes: $3,977, $6,850 and $7,258 in contributions to Old Line Bank’s 401(k) retirement plan in 2014, 2015 and 2016, respectively; $500, $500 and $640.20 in long term disability premiums paid on Ms. Hubbard’s behalf in 2014, 2015 and 2016, respectively; and $865, $865 and $1,108 in short term disability premiums paid on Ms. Hubbard’s behalf in 2014, 2015 and 2016, respectively.

(6)
Consists of restricted stock awards. Restricted stock value is based on the share price at issuance of $14.38, $17.75 and $28.82 for the years 2014, 2015 and 2016, respectively. Restricted stock was granted in February 2015, February 2016 and February 2017 based on the previous year’s performance under the Old Line Bancshares’ Incentive Plan Model for Messrs. Cornelsen, Burnett, Semanie and Miller. Ms. Hubbard’s 2015 restricted stock award was granted in July 2015 for her individual performance over the previous 12 months and its value is based on the share price at issuance of $15.71. Ms. Hubbard was also granted restricted stock in February 2017 pursuant to the 2016 Old Line Bancshares’ Incentive Plan Model.
(7)
We estimated the weighted average fair value of the options granted at $5.09 and $5.38 using the Black-Scholes option pricing model for grants issued for performance in 2014 and 2015, respectively. The model assumed volatility rates of 40.894% and 25.28% respectively, expected life of five years for 2014 and ten years for 2015. The yield rate was based on the 5-year note for 2014 and the 10-year note for 2015.
(8)
Paid in February 2015, February 2016 and February 2017 based on the previous year’s performance under Old Line Bancshares’ Incentive Plan Model.

Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers during the year ended December 31, 2016. The restricted stock earned by Mr. Cornelsen, Mr. Burnett, Mr. Miller, Mr. Semanie and Ms. Hubbard is based on the incentive plan awards they received during 2016, as disclosed in the Summary Compensation Table and discussed in the Compensation Discussion and Analysis above, and were issued in 2017 based on 2016 performance.

Grants of Plan-Based Awards
Fiscal Year 2016

			Estimated possible payouts under non-equity incentive plan awards(3)			Estimated possible payouts under equity incentive plan awards(4)			Grant date fair value of stock and option
	Grant	Issue	Threshold	Target	Maximum	Threshold	Target	Maximum	awards(5)
Name	date(1)	date(2)	$	$	$	#	#	#	$
James Cornelsen	2/24/2016	2/23/2017	110,103	220,206	330,309	1,910	3,820	7,641	99,684
Joseph Burnett	2/24/2016	2/23/2017	33,003	66,006	99,009	458	916	1,832	23,909
M. John Miller	2/24/2016	2/23/2017	28,088	56,175	84,263	390	780	1,559	20,342
Mark Semanie	2/24/2016	2/23/2017	36,514	73,028	109,541	507	1,014	2,027	26,448
Elise Hubbard	2/24/2016	2/23/2017	20,006	40,013	60,019	278	555	1,111	14,484

(1) Date Committee approved 2016 Incentive Plan and related metrics.
(2) Date Equity grants were approved in relation to the 2016 Incentive Plan.
(3) The information included in the Threshold, Target and Stretch columns reflects the range of potential non-equity payouts under the 2016 ACIP.
(4) The information included in the Threshold, Target and Stretch columns reflects the range of potential equity payouts under the 2016 ACIP; equity is calculated as a percentage of salary and grants were made in the form of restricted stock, with the number of restricted stock grants based on share price at issuance. Actual award amounts are included in the Summary Compensation Table.
 (5) Represents the fair value of restricted stock award on the grant date.

Employment Agreements

Old Line Bank has entered into employment agreements with each of James W. Cornelsen, Joseph E. Burnett, Mark A. Semanie and M. John Miller.

Elise Hubbard is an at-will employee and not a party to an employment agreement. As an executive officer of the Company, she is eligible to participate in the ACIP. She is also eligible to participate in all other benefit plans that are generally available to our salaried employees.

As of December 10, 2015, Old Line Bank entered into a second amended and restated employment agreement with Mr. Cornelsen (replacing a 2011 agreement) to serve as the President and Chief Executive Officer of Old Line Bank and Old Line Bancshares, Inc. This agreement, as amended to date, provides for an initial term ending on March 30, 2019, which may be extended by the Board of Directors for one additional year or such greater term as the Board of Directors deems appropriate. Mr. Cornelsen’s employment agreement is currently set to expire in March 2021.

Mr. Cornelsen’s employment agreement provides for an annual base salary that is subject to annual review and increase as may be determined by the Board of Directors. His 2017 base salary has been approved at $616,577. Mr. Cornelsen may also receive an annual cash or non-cash bonus as determined by the Board of Directors. The agreement also provides that Mr. Cornelsen will not be compensated for his attendance at Board of Directors’ meetings and that he is entitled to an automobile provided by Old Line Bank and to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of Old Line Bank from time to time.

Mr. Cornelsen’s employment agreement terminates upon Mr. Cornelsen’s death or by mutual written agreement. In addition, Mr. Cornelsen may terminate the agreement within six months following (or in certain circumstances, in anticipation of) a “change in control,” as defined in the agreement, or for good reason as defined in the agreement. Old Line Bank may terminate the agreement for certain events constituting cause as defined in the agreement. Either party may also terminate the agreement without cause or good reason or upon Mr. Cornelsen’s permanent disability provided that such party provides 60 days prior written notice to the other party. Please see “—Potential Payments Upon Termination of Employment or Change in Control” for a discussion of the post-termination payments provided under Mr. Cornelsen’s employment agreement.

The agreement also contains non-compete, non-solicitation and confidentiality provisions.

On January 26, 2011, Old Line Bank entered into an amended and restated employment agreement with Mr. Burnett, as amended as of January 1, 2013, to serve as Executive Vice President of Old Line Bank. The agreement, as amended to date, provides for an initial term of two years, which Old Line Bank may extend annually for one additional year or such greater term as it deems appropriate. Mr. Burnett’s employment agreement is currently set to expire in March 2019.

On May 13, 2013, Old Line Bank entered into an employment agreement with Mark A. Semanie to serve as Executive Vice President of Old Line Bank. His agreement, as amended to date, provides for an initial term of two years, which Old Line Bank may extend annually for one additional year or such greater term as it deems appropriate. Mr. Semanie’s employment agreement is currently set to expire in March 2019.

On February 26, 2014, Old Line Bank entered into an employment agreement with Martin J. Miller to serve as Executive Vice President of Old Line Bank. His agreement, as amended to date, provides for an initial term of two years, which Old Line Bank may extend annually for one additional year or such greater term as it deems appropriate. Mr. Miller’s employment agreement is currently set to expire in March 2019.

Under their agreements each of the aforementioned executive officers is entitled to an annual base salary and may receive an annual discretionary bonus.  Mr. Burnett’s annual salary is currently set at $300,000, Mr. Semanie’s annual base salary is currently set at $315,000 and Mr. Miller’s annual base salary is currently set at $242,700.

Each such agreement terminates upon the employee’s death, in which case all non-vested stock options will immediately vest, or physical or mental incapacitation that has left the employee unable to perform his duties for a period of 60 consecutive days. In addition, the employee may terminate his agreement voluntarily. Old Line Bank may terminate each agreement for certain events constituting cause as defined in the agreements or without cause. If Old Line Bank terminates the agreements other than for cause, the employee is entitled to be paid his salary and benefits, for the remaining term of the agreement, and any unvested stock options shall immediately vest. In addition, each employee is entitled to receive the remaining balance of his unused vacation and personal leave at the termination of employment unless the employee is terminated for cause. The agreements also contain non-compete, non-solicitation and confidentiality provisions.

Salary Continuation Agreements and Supplemental Life Insurance Agreements

On January 3, 2006, Old Line Bank entered into supplemental life insurance agreements and salary continuation agreements with each of Mr. Cornelsen and Mr. Burnett. Under the supplemental life insurance agreements, Old Line Bank is obligated to cause the payment of death benefits to the executives’ designated beneficiaries in the following amounts: Mr. Cornelsen - $1,661,666 and Mr. Burnett - $663,820.

The salary continuation agreements provide that, if they are employed with the Bank when they reach age 65, Mr. Cornelsen will be paid an annual amount of $131,607 and Mr. Burnett will be paid an annual amount of $23,177 beginning upon their termination of employment. Mr. Burnett is over the age of 65 and therefore will begin to receive these payments upon termination of his employment. If the executive dies while receiving payments, but prior to receiving all the payments due, the unpaid balance of the payment will continue to be paid to his beneficiary. All payments under these agreements are paid in monthly installments for a 15-year period. Under this salary continuation agreement, if Mr. Cornelsen becomes no longer employed by the Bank (voluntarily or involuntarily) prior to age 65 other than due to his death or following a change in control, he will be paid an annual amount ranging from $106,680 to $126,076, depending on the date his employment is terminated, beginning on the first day of the month following his 65th birthday. If Mr. Cornelsen dies prior to age 65 and while employed by the Bank, his beneficiary will receive annual payments of $131,607. This agreement also provides that if Mr. Cornelsen’s employment is terminated following a change in control of the Bank, as defined in the agreement, then in lieu of the payments discussed above he will be entitled to an annual payment of $116,969.

Effective February 26, 2010, Old Line Bank entered into an additional the salary continuation plan agreement with each of Messrs. Cornelsen and Burnett pursuant to which they are entitled to additional benefits.

Under the 2010 salary continuation plan agreements, upon reaching the age of 65 with respect to Mr. Cornelsen or 68 with respect to Mr. Burnett, the executives will be paid the following annual amounts for 15 years: Mr. Cornelsen - $28,131; and Mr. Burnett - $5,895. If the executive dies while receiving payments, but prior to receiving all the payments due, the unpaid balance of the payment will continue to be paid to his beneficiary. All payments under the agreements are paid in monthly installments and continue for 15 years, other than as described below. Mr. Burnett reached the age of 68 and began receiving these payments in 2013. Under this salary continuation agreement, if Mr. Cornelsen dies before reaching age 65 or becomes disabled, as defined in the agreement, while employed by the Bank, or he otherwise becomes no longer employed by the Bank (voluntarily or involuntarily) other than following a change in control, he or his beneficiary will be paid an annual amount ranging from $20,757 to $26,687, depending on the date of the event. Such benefit begins on the first day of the second month following the earlier of the date Mr. Cornelsen reaches age 65 or dies. This agreement also provides for change in control payments to be paid to Mr. Cornelsen if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank that occurs prior to his normal retirement age or any termination of his employment. The change in control payments range from $24,800 to $27,342 annually, depending on the date of the change in control, and will be paid to Mr. Cornelsen or his beneficiary, as applicable, beginning (in most cases) the second month following the month in which his employment is terminated. If, however, Mr. Cornelsen’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum, (ii) monthly installments over two years, or (iii) monthly installments over five years.

Effective October 1, 2012, Old Line Bank entered into two additional salary continuation plan agreements with Mr. Cornelsen pursuant to which Mr. Cornelsen will receive additional benefits.

The first 2012 salary continuation plan agreement provides that if Mr. Cornelsen remains employed by the Bank until he reaches the age of 65, he will be entitled to receive, beginning on the first day of the second month following his 65th birthday, an annual payment of $63,991. Such payment will continue for 15 years. If Mr. Cornelsen dies while receiving payments, but prior to receiving all the payments due, the unpaid balance of the payment will continue to be paid to his beneficiary. If Mr. Cornelsen dies before reaching age 65, becomes disabled, as defined in the agreement, while employed by the Bank, or he otherwise becomes no longer employed by the Bank (voluntarily or involuntarily) other than following a change in control, he or his beneficiary will be paid an annual amount ranging from $30,702to $51,745, depending on the date of the event, for a period of 15 years. Such benefits are payable monthly generally beginning on the first day of the second month following the earlier of Mr. Cornelsen’s 65th birthday or death. The agreement also provides for change in control payments to be paid to Mr. Cornelsen if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank that occurs prior to his 65th birthday. The change in control payments range from $56,586 to $62,386 annually, depending on the date of the change in control, and will be paid on a monthly basis to Mr. Cornelsen or his beneficiary, as applicable, for a period of 15 years beginning (in most cases) on the first day of the second month following the date of termination of Mr. Cornelsen’s employment with the Bank. If, however, Mr. Cornelsen’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum, (ii) monthly installments over two years, or (iii) monthly installments over five years.

The second 2012 salary continuation plan agreement provides that if Mr. Cornelsen remains employed by the Bank until he reaches the age of 65, he will be entitled to receive, beginning on the first day of the second month following his 80th birthday, an annual payment of $223,729. If Mr. Cornelsen dies before reaching age 65 or becomes disabled, as defined in the agreement, while employed by the Bank, or he otherwise becomes no longer employed by the Bank (voluntarily or involuntarily) other than following a change in control, he or his beneficiary will be paid an annual amount ranging from $107,341 to $180,913, depending on the date of the event, for a period of five years. Such death benefit is payable to Mr. Cornelsen’s beneficiary beginning on the first day of the second month following the 15th anniversary of his death, while the other payments begin on the first day of the second month following Mr. Cornelsen’s 80th birthday, in each case on a monthly basis The agreement also provides for change in control payments to be paid to Mr. Cornelsen if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank that occurs prior to his normal retirement age. The change in control payments range from $197,840 to $218,119 annually, depending on the date of the change of control, and will be paid on a monthly basis for a period of five years beginning on the 15th anniversary of the first day of the second month following the date of termination of Mr. Cornelsen’s employment with the Bank. If, however, Mr. Cornelsen’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum or (ii) monthly installments over two years. All payments under this agreement will be paid to Mr. Cornelsen’s beneficiary if he should die before five years of payments are made.

Effective January 1, 2014, Old Line Bank entered into a salary continuation plan agreement with Mr. Semanie pursuant to which Mr. Semanie will receive benefits. The agreement provides that if Mr. Semanie remains employed by the Bank until he reaches the age of 65, he will be entitled to receive, beginning on the first day of the second month following his 65th birthday, an annual payment of $154,435. Such payment will continue for 15 years. If Mr. Semanie dies while receiving payments, but prior to receiving all the payments due, the unpaid balance of the benefit will continue to be paid to his beneficiary. If Mr. Semanie dies before reaching age 65 or becomes disabled, as defined in the agreement, while employed by the Bank, or he otherwise becomes no longer employed by the Bank other than following a change in control, he or his beneficiary will be paid an annual amount ranging from $32,513 and $151,726, depending on the date of the event, for a period of 15 years. Such benefits are payable monthly and generally beginning on the first day of the second month following the earlier of Mr. Semanie’s 65th birthday or death. The agreement also provides for change in control payments to be paid to Mr. Semanie if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank that occurs prior to his 65th birthday. The change in control payments range from $89,200 to $152,563 annually, depending on the date of the change in control, and will be paid on a monthly basis to Mr. Semanie or his beneficiary, as applicable, for a period of 15 years beginning (in most cases) on the first day of the second month following the date of termination of Mr. Semanie’s employment with the Bank. If, however, Mr. Semanie’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum, (ii) monthly installments over two years, or (iii) monthly installments over five years.

The salary continuation plan agreements described above all provide, however, that the executive is not entitled to any benefits under the agreement if he is terminated for cause, as described in the agreement.

The following charts show the annual amount of payments that will be made to Messrs. Cornelsen and Semanie pursuant to the salary continuation agreements:

James. W Cornelsen 2006 and 2010 Plans
Assumed separation date	Age	Early termination annual benefit(1)	Disability annual benefit(1)	Change in control annual benefit(2)
1/1/2017	62	127,437	127,437	141,769
1/1/2018	63	140,100	140,100	148,858
1/1/2019	64	152,763	152,763	156,301
6/23/2019(3)	65	159,738	159,738	159,738

(1)
Payments are made in 180 equal monthly installments commencing within 60 days following the earlier of normal retirement age or death.
(2)
Payments are made in 180 equal monthly installments commencing at separation of service.
(3)
This is the date the executive reaches normal retirement age.

James. W Cornelsen 2012-A Plan
Age 65 Payment with 15 Year Guarantee
Assumed separation date	Age	Early termination annual benefit(1)	Disability annual benefit(1)	Change in control annual benefit(2)
10/1/2016	62	30,702	30,702	56,586
10/1/2017	63	40,680	40,680	59,416
10/1/2018	64	51,745	51,745	62,386
6/23/2019(3)	65	63,991	63,991	63,991

(1)
The early termination benefit or disability benefit under the plan shall be the annual benefit amount determined for the year in which termination or disability occurs, as applicable multiplied by 15.
(2)
The change in control benefit shall be the change in control annual benefit amount determined for the year in which the change in control occurs, multiplied by 15.
(3)
This is the date that the executive reaches normal retirement age.

James. W Cornelsen 2012-B Plan
Age 80 Payment with 5 Year Guarantee
Assumed separation date	Age	Early termination annual benefit(1)	Disability annual benefit(1)	Change in control annual benefit(2)
10/1/2016	62	107,341	107,341	197,840
10/1/2017	63	142,227	142,227	207,732
10/1/2018	64	180,913	180,913	218,119
6/23/2019(3)	65	223,729	223,729	223,729

(1)
The early termination benefit or disability benefit under the plan shall be the annual benefit amount determined for the year in which termination or disability occurs, as applicable multiplied by five.
(2)
The change in control benefit shall be the change in control annual benefit amount determined for the year in which the change in control occurs, multiplied by five.
(3)
This is the date that the executive reaches normal retirement age and becomes vested in the normal retirement benefit.

Mark A. Semanie
Assumed separation date	Age	Early termination annual benefit(1)	Disability annual benefit(1)	Change in control annual benefit(2)
1/1/2017	53	32,513	32,513	89,200
1/1/2018	54	43,350	43,350	93,660
1/1/2019	55	54,188	54,188	98,343
1/1/2020	56	65,025	65,025	103,260
1/1/2021	57	75,863	75,863	108,424
1/1/2022	58	86,700	86,700	113,845
1/1/2023	59	97,538	97,538	119,537
1/1/2024	60	108,375	108,375	125,514
1/1/2025	61	119,213	119,213	131,789
1/1/2026	62	130,050	130,050	138,379
1/1/2027	63	140,888	140,888	145,298
1/1/2028	64	151,726	151,726	152,563
4/22/2028(3)	65	154,435	154,435	154,435

(1)
Payments are made in 180 equal monthly installments commencing within 60 days following the earlier of normal retirement age or death.
(2)
Payments are made in 180 equal monthly installments commencing at separation of service.
(3)
This is the date the executive reaches normal retirement age.

Changes in Nonqualified Deferred Compensation

The following table shows the changes in the balance of the named executive officers’ supplemental executive retirement plans during 2016.

Executive	Plan name	Executive contributions in last fiscal year $	Registrant contributions in last fiscal year $	Aggregate earnings in last fiscal year $	Aggregate withdrawal/ distribution $	Aggregate balance at last fiscal year end $
James Cornelsen	Plan 1	n/a	132,447	-	-	909,339
	Plan 2	n/a	33,871	-	-	175,634
	2012-A	n/a	97,125	-	-	348,780
	2012-B	n/a	89,853	-	-	322,663
Joseph Burnett	Plan 1	n/a	-	-	-	228,927
	Plan 2	n/a	3,138	-	5,895	50,632
Mark Semanie	Plan 2014	n/a	62,225	-	-	156,528

Participant contributions are not permitted under the supplemental executive retirement plans.

The following table discloses information about unexercised options and equity incentive plan awards outstanding as of the end of our last fiscal year.

OUTSTANDING EQUITY AWARDS
AT FISCAL YEAR-END
DECEMBER 31, 2016

	OPTION AWARDS					STOCK AWARDS
	Number of securities underlying unexercised options:	Number of securities underlying unexercised options:	Option exercise	option expiration	grant	Number of shares that have not	Market value of shares that have not
	exercisable	unexercisable(1)	price	date	date	vested(2)	vested
	#	#	$			#	$
James W. Cornelsen	-	24,647	17.75	2/24/2026	2/24/2016	3,200	76,736
	6,553	13,108	14.38	2/25/2025	2/25/2015	1,990	47,720
	14,656	7,329	16.76	2/26/2024	2/26/2014	-	-
	19,097	-	12.04	2/27/2023	2/27/2013	-	-
	28,784	-	8.00	12/31/2021		-	-
	8,576	-	7.82	1/27/2021		-	-
	11,823	-	7.13	1/28/2020		-	-
	33,790	-	6.30	1/22/2019		-	-
	18,200	-	7.75	1/31/2018		-	-
Total	141,479	45,084				5,190	124,456

Joseph E. Burnett	-	5,910	17.75	2/24/2026	2/24/2016	767	18,393
	1,593	3,186	14.38	2/25/2025	2/25/2015	484	11,606
	3,984	1,993	16.76	2/26/2024	2/26/2014	-	-
	6,095	-	12.04	2/27/2023	2/27/2013	-	-
	12,560	-	8.00	12/31/2021		-	-
	2,814	-	7.82	1/27/2021		-	-
	9,800	-	7.75	1/31/2018		-	-
Total	36,846	11,089				1,251	29,999

Mark A. Semanie	-	6,539	17.75	2/24/2026	2/24/2016	849	20,359
	1,762	3,525	14.38	2/25/2025	2/25/2025	535	12,829
	3,984	1,993	16.76	2/26/2024	2/26/2014	-	-
Total	5,746	12,057				1,384	33,188

M. John Miller	-	5,030	17.75	2/24/2026	2/24/2016	653	15,659
	1,355	2,712	14.38	02/25/2025	02/25/2015	412	9,880
Total	1,355	7,742				1,065	25,539

Elise M. Hubbard	-	-				1,299	31,150
	-	-				796	19,088
Total	-	-				2,095	50,238

	185,426	75,972				10,985	263,420

(1)     One-third of the options with an expiration date of 02/24/2026 became exercisable on 02/24/2017, 1/3 will become exercisable on 02/24/2018 and the remaining 1/3 will become exercisable on 02/24/2019. One-half of the un-exercisable options with an expiration date of 02/25/2025 became exercisable on 02/26/2017 and the remaining half will become exercisable on 02/26/2018. The remaining un-exercisable options with an expiration date of 2/27/2024 became exercisable on 02/27/2017.

(2)       One-third of the options with an expiration date of 02/25/2025 became exercisable on 02/25/2016, 1/3 became exercisable on 02/25/2017 and the remaining 1/3 will become exercisable on 02/25/2018. One-half of the un-exercisable options with an expiration date of 02/26/2024 became exercisable on 02/26/2016 and the remaining half became exercisable on 02/26/2017. The remaining un-exercisable options with an expiration date of 2/27/2023 became exercisable on 02/27/2016.

Option Exercises and Stock Vested 2016

The following table presents information for those named executive officers that exercised options during 2016. We also present information for those named executive officers that had restricted stock vest in 2016.

Option Exercises and Stock Vested
Fiscal Year 2016

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise #	Value realized on exercise $	Number of shares acquired on vesting #	Value realized on vesting $
James W. Cornelsen	15,000	222,150.00	1,869	38,695.58
Joseph E. Burnett	19,341	259,503.82	480	10,025.84
Mark A. Semanie	-	-	506	10,489.16
M. John Miller	-	-	205	3,653.10
Elise M. Hubbard	-	-	397	7,336.56

Pension Benefits

The following table shows the present value of the accumulated benefit under the Old Line Bank supplemental executive retirement plan. As noted earlier, Mr. Cornelsen, Mr. Burnett and Mr. Semanie are participants in the plan.

Executive	Plan name	Number of years credited Service #	Present value of accumulated benefit $	Payments during last fiscal year $
James Cornelsen	Plan 1	10	962,127	-
	Plan 2	7	186,259	-
	2012-A	5	371,926	-
	2012-B	5	344,076	-
Joseph Burnett(1)	Plan 1	10	228,927	-
	Plan 2	7	47,702	5,895
Mark Semanie	Plan 2014	3	177,663	-

(1)
 Mr. Burnett has reached normal retirement age in both Plans 1 and 2; his benefit is fully accrued and he has begun receiving monthly payments from Plan 2. These amounts reflect the present value of the remaining obligation.

Potential Payments Upon Termination of Employment or Change in Control

Mr. Cornelsen’s employment agreement provides that if he terminates his employment for good reason or because of his permanent disability, or if Old Line Bank terminates Mr. Cornelsen’s employment without cause or because of permanent disability, and a change in control has not occurred, he will receive severance pay for the remaining term of the agreement in an amount equal to his average annual compensation over the prior five years. As of December 31, 2016, this amount was $2,490,379.

If Mr. Cornelsen is terminated or terminates his employment in anticipation of or within six months following a change in control, as defined in the agreement, he is entitled to a lump sum payment equal to 1.99 times his average annual compensation over the prior five years, minus any other payments he receives that are contingent on the change in control. If the change in control payments were required to be paid as of December 31, 2016, Mr. Cornelsen would have received approximately $1,166,083. In addition, as of December 31, 2016, the change in control payments under Mr. Cornelsen’s salary continuation agreements vest immediately and he is entitled to begin receiving payments, upon separation, of $198,355 annually for 15 years plus $197,840 annually for five years. Further, under the terms of the grant agreements with respect to his awards of options to purchase our common stock and shares of restricted stock, any unvested options and shares of restricted stock will vest upon a change in control. The value relating to stock options is typically reflected as the difference between the exercise price and the closing price of our common stock on the applicable date, while we use the full market value of our common stock on the date of the calculation to determine the value of the accelerated vesting of shares of restricted stock. Mr. Cornelsen had unvested options to purchase 45,084 shares of our common stock, all of which had an exercise price below the closing price of our common stock, on December 31, 2016. The value of the accelerated vesting of these stock options was $332,303 as of December 31, 2016. Mr. Cornelsen also had 5,190 shares of unvested restricted stock, the value of the accelerated vesting of which was $124,456, as of December 31, 2016.

In the event of Mr. Cornelsen’s termination other than for cause, whether or not following or in connection with a change of control, his employment agreement provides for an additional payment of one times his average annual compensation over the prior five years in equal monthly installments for a period of 12 months following his termination as consideration for his agreement to the non-competition provision of his employment agreement. As of December 31, 2016, this amount was $585,971. The employment agreement also provides that if Mr. Cornelsen’s employment is terminated other than for cause, the Bank is required to continue his health insurance for him and his wife for three years after his termination. Based on the current health insurance premiums and estimated yearly increases in such premiums, we estimate the value of this benefit as of December 31, 2016 to be $71,677.

In the event of Mr. Burnett’s termination by the Bank other than for cause, Mr. Burnett’s employment agreement provides for continuation of his current salary and benefits for the remaining term of his agreement plus options to purchase at least 2,250 shares of our common stock, which would vest upon grant. As of December 31, 2016, this amount, including the value of such options, was $383,983. Additionally, as of December 31, 2016, upon termination Mr. Burnett would receive $23,177 for 15 years under his salary continuation agreement. Further, his unvested options and unvested shares of restricted stock would vest immediately upon a change in control pursuant to the terms of the grant agreements with respect to his options and restricted stock awards, and his unvested options would vest immediately upon his termination for any reason other than for cause pursuant to the terms of his employment agreement. As noted previously, the value relating to stock options is typically reflected as the difference between the exercise price and the closing price of our common stock on the applicable date. Mr. Burnett had unvested options to purchase 11,089 shares of our common stock, all of which had an exercise price below the closing price of our common stock, on December 31, 2016. The value of the accelerated vesting of these stock options is $81,794 as of December 31, 2016. Mr. Burnett also had 1,251 shares of unvested restricted stock, the value of the accelerated vesting of which was $29,999, as of December 31, 2016.

In the event of Mr. Semanie’s termination by the Bank other than for cause, Mr. Semanie’s employment agreement provides for continuation of his current salary and benefits for the remaining term of his agreement plus options to purchase at least 2,250 shares of our common stock, which would vest upon grant. As of December 31, 2016, this amount, including the value of such options, was $419,093. Additionally, as of December 31, 2016, upon termination following a change in control, Mr. Semanie would receive $84,953 for 15 years under his salary continuation agreement. Further, his unvested options and unvested shares of restricted stock would vest immediately upon a change in control pursuant to the terms of the grant agreements with respect to his options and restricted stock awards, and his unvested options would vest immediately upon his termination for any reason other than for cause pursuant to the terms of his employment agreement. Mr. Semanie had unvested options to purchase 12,057 shares of our common stock, all of which had an exercise price below the closing price of our common stock, on December 31, 2016. The value of the accelerated vesting of these stock options is $88,967 as of December 31, 2016. Mr. Semanie also had 1,384 shares of unvested restricted stock, the value of the accelerated vesting of which was $33,188, as of December 31, 2016.

In the event of Mr. Miller’s termination by the Bank other than for cause, Mr. Miller’s employment agreement provides for continuation of his current salary and benefits for the remaining term of his agreement plus options to purchase at least 2,250 shares of our common stock, which would vest upon grant. As of December 31, 2016, this amount, including the value of such options, was $334,830. Further, his unvested options and unvested shares of restricted stock would vest immediately upon a change in control pursuant to the terms of the grant agreements with respect to his option and restricted stock awards, and his unvested options would vest immediately upon his termination for any reason other than for cause pursuant to the terms of his employment agreement. As of December 31, 2016, Mr. Miller had unvested options to purchase 7,742 shares of our common stock, all which had an exercise price below the closing price of our common stock on December 31, 2016. The value of the accelerated vesting of the stock options that were in the money is $57,372 as of December 31, 2016. Mr. Miller also had 1,065 shares of unvested restricted stock, the value of the accelerated vesting of which was $25,539, as of December 31, 2016.

Information Regarding Executive Officers Who are Not Directors and Key Employees

Executive Officers

Joseph E. Burnett, 71, joined Old Line Bank as a Senior Vice President and Chief Lending Officer in August 2001 and was promoted to Executive Vice President in May 2006. He is also an Executive Vice President of Old Line Bancshares, Inc. He has over 50 years of banking experience in the Washington, D.C. metropolitan area specializing in commercial transactions. Prior to joining Old Line Bank, Mr. Burnett was a Senior Vice President in Commercial Lending at Farmers Bank for two years (1999-2001) and at Suburban Bank for 12 years (1987-1999).

M. John Miller, 67, has served as Old Line Bank?s Executive Vice President and Chief Credit Officer since January 2014. He was hired in 2011 as Senior Vice President of Old Line Bank. Mr. Miller is also responsible for managing the special assets at Old Line Bank. Prior to joining Old Line Bank, he was a Senior Vice President for Commercial Real Estate Lending and Special Assets at Bank Annapolis from 2007-2010. From 1998-2007, he was a Senior Vice President of Commercial Real Estate Lending at Annapolis Bank & Trust. Mr. Miller has also developed residential property including custom waterfront homes. He has over 39 years of banking and real estate development experience.

Mark A. Semanie, 54, joined Old Line Bank in January 2013 as Executive Vice President of Old Line Bank and Old Line Bancshares. He was appointed Chief Operating Officer in May 2013. Prior to joining Old Line Bank, Mr. Semanie had served as Chief Financial Officer of Carrollton Bancorp and Senior Vice President and Chief Financial Officer of Carrollton Bank, located in Columbia, Maryland, since January 2010. Prior to that he was a self-employed business consultant specializing in the financial services industry from January – December 2009 and was Executive Vice President and Chief Financial Officer for Bay National Bank from October 2000 through December 2008. Mr. Semanie passed the CPA exam in 1985 and worked in public accounting from 1985 until 1993.

Elise Hubbard, 44, has been a Senior Vice President and Chief Financial Officer of Old Line Bank and Old Line Bancshares since April 2014. She originally joined the Bank in 2006 and has 19 years of accounting experience. Ms. Hubbard has held various positions at the Bank, including Vice President, Assistant Vice President, Senior Accountant and Accounting Administrator. She holds a B.S. in Accounting with minors in Business Management and Human Resources from the University of Maryland.

The respective Board of Directors of Old Line Bancshares, Inc. and Old Line Bank annually elect our officers following the annual meeting of stockholders and the officers serve for terms of one year or until their successors are duly elected and qualified except where a longer term is expressly provided in an employment contract duly authorized and approved by the Board of Directors. See “Executive Compensation-Employment Agreements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require that Old Line Bancshares, Inc.’s directors and executive officers and persons holding more than ten percent of its outstanding shares of common stock are required to report their ownership and changes in such ownership to the SEC and Old Line Bancshares, Inc. Based solely on its review of the copies of such reports, Old Line Bancshares, Inc. believes that, for the year ended December 31, 2016, all Section 16(a) filing requirements applicable to Old Line Bancshares, Inc.’s officers, directors and greater than ten percent shareholders were complied with on a timely basis, except for a Form 4 for each of our non-employee directors with respect to a grant of restricted stock made to each such director on February 24, 2016. Due to an administrative oversight, only 50% of each such grant was initially reported, with the remainder not reported timely. The Forms 4 were subsequently amended to reflect the entire amount of each restricted stock grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Old Line Bank has had in the past, and expects to have in the future, banking transactions with directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business. Any loans and loan commitments are made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding to Old Line Bank’s directors, executive officers and their affiliates at December 31, 2016 was approximately $713,400.

Old Line Bank has entered into various transactions with firms in which owners are also members of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated parties for similar products or services. Old Line Bank leases three branch office facilities from G. Thomas Daugherty or companies owned by Mr. Daugherty. In 2016, Old Line Bank paid lease payments for these facilities of $282,093.

Old Line Bancshares has a 100.00% interest in Pointer Ridge Office Investments, LLC (“Pointer Ridge”). Frank Lucente, a director of Old Line Bancshares and Old Line Bank, controlled 12.50% of Pointer Ridge until Old Line Bank’s purchase of the 37.5% of the interests in Pointer Ridge not then owned by Old Line Bancshares on August 19, 2016. From January 1, 2016 through August 19, 2016, Old Line Bank paid Pointer Ridge $665,008.

We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors; however the Board does review all proposed related party transactions for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the Board meeting during the discussion of and vote on the proposed transaction.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified and confirmed the Audit Committee’s selection of Dixon Hughes Goodman LLP as Old Line Bancshares, Inc.’s independent public accountants for 2017. Dixon Hughes Goodman LLP has served as Old Line Bancshares, Inc.’s independent public accountants since 2013 and the Audit Committee and management consider them to be well qualified.

A representative of Dixon Hughes Goodman LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Approval of this proposal requires a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the vote for this proposal.

If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Dixon Hughes Goodman LLP and may retain that firm or another firm without resubmitting the matter to Old Line Bancshares, Inc.’s stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at any time during the year if it determines that such change would be in the best interests of Old Line Bancshares, Inc. and its stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes Goodman LLP as independent public accountants for 2017.

AUDIT COMMITTEE REPORT

The Audit Committee has (1) reviewed and discussed Old Line Bancshares, Inc.’s audited financial statements with Old Line Bancshares, Inc.’s management and representatives of Dixon Hughes Goodman LLP, the independent auditors for 2016; (2) discussed with Dixon Hughes Goodman LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board; and (3) has received the written disclosures and the letter from Dixon Hughes Goodman LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Dixon Hughes Goodman LLP the independence of Dixon Hughes Goodman LLP. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2016 be included in Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the last fiscal year.

Audit Committee:

By:         Suhas R. Shah, CPA, Chairman
Craig. E. Clark
John M. Suit, II
Frank E. Taylor

Audit and Non-Audit Fees

The following table presents combined fees for professional audit services rendered by Dixon Hughes Goodman LLP for the audit of Old Line Bancshares, Inc.’s annual consolidated financial statements for the years ended December 31, 2016 and 2015 and fees billed for other services rendered by Dixon Hughes Goodman LLP during those periods.
	Years Ended
	December 31,
	2016	2015
Audit fees (1)	$289,535	$191,050
Tax fees (2)	23,875	32,250
All other fees (3)	105,000	60,000
Total	$418,410	$283,300

(1)
Audit fees consist of fees billed for professional services rendered for the audit of the Old Line Bancshares, Inc.’s consolidated (or Old Line Bank’s) annual financial statements and review of the interim consolidated financial statements included in quarterly reports as well as services that Dixon Hughes Goodman LLP normally provides in connection with statutory and regulatory filings or engagements.

(2)
Tax fees consist of fees billed for professional services rendered for federal and state tax compliance, tax advice and tax planning.

(3)
All other fees include fees billed for professional services rendered for the audits of the 401(k) plan and Housing and Urban Development programs. For 2015, this also amount includes fees for assistance related to the acquisition of Regal Bancorp, Inc. and Regal Bank & Trust, and for 2016 it includes fees billed for professional services provided in conjunction with our issuance of subordinated notes.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Old Line Bancshares, Inc.’s Audit Committee approves the engagement before Old Line Bancshares, Inc. or Old Line Bank engages the independent auditor to render any audit or non-audit services.

PROPOSAL III
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC regulations require, at least once every three years, that we provide our stockholders with the opportunity to express their views, on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement. We first held this vote, which is often referred to as the “say-on-pay” vote, at our annual meeting of stockholders held in 2013. At such meeting, consistent with the Board of Directors recommendation, our stockholders voted to hold the say-on-pay vote on an annual basis; therefore our Board of Directors determined that the Company will hold future non-binding advisory votes on the compensation of our named executive officers every year, at least until the next required vote on the frequency of stockholder votes on the compensation of our named executive officers, which will be in 2019. This vote provides stockholders with the opportunity to endorse or not endorse the compensation of our named executive officers by voting on the following non-binding, advisory resolution:

RESOLVED, that the stockholders of Old Line Bancshares, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the compensation tables and related material in the Proxy Statement for the 2017 annual meeting of stockholders.

Approval of the non-binding, advisory proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee, or create or imply any additional fiduciary duty on the Board or our Directors. It will also not affect any compensation paid or awarded to any executive. The Board of Directors and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors believes that the Company’s executive compensation program, as described elsewhere in this proxy statement, is reasonable in comparison both to similar sized companies in the industry and to the Company’s performance, and that it strongly aligns the interests of the Company’s executive officers with the interests of the Company’s stockholders in the creation of long-term value of the Company as well as the components that drive long-term value.

The Board of Directors recommends that stockholders vote "FOR" approval of the non-binding advisory resolution to approve the compensation of our named executive officers as described in this proxy statement.

STOCKHOLDER COMMUNICATIONS

If you would like to contact Old Line Bancshares, Inc.’s Board of Directors, including a committee of the Board of Directors, you can send an email to msemanie@oldlinebank.com, or write to the following address:

Board of Directors
c/o Corporate Secretary
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716

The Secretary will compile all communications and submit them to the Board of Directors or the individual Directors on a periodic basis.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for Old Line Bancshares, Inc.’s 2018 annual meeting of stockholders, stockholder proposals submitted to Old Line Bancshares, Inc. in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at Old Line Bancshares, Inc.’s executive offices on or before December 21, 2017. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of Old Line Bancshares, Inc. by Certified Mail—Return Receipt Requested.

Pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended, Old Line Bancshares’ stockholders are notified that the notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2018 annual meeting of stockholders must be received by our Secretary between February 23, 2018 and March 25, 2018; provided, however, that if the date of the 2018 annual meeting is advanced more than 30 days prior to May 24, 2018 or is delayed more than 60 days after such date, then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is made. As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in Old Line Bancshares, Inc.’s proxy related to the 2018 annual meeting of stockholders.

In addition to any other applicable requirements, for nominations for election to the Board of Directors at an annual meeting of stockholders outside of the procedures established in the charter of the Corporate Governance Committee of Old Line Bancshares, Inc. and even if the nomination is not to be included in the Proxy Statement, pursuant to Old Line Bancshares, Inc.’s Bylaws, the stockholder must give notice in writing to the Secretary of Old Line Bancshares, Inc. not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or is delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Please see our bylaws for a description of the information that must be contained in a notice for a stockholder proposal or director nomination.

ANNUAL REPORT

The Old Line Bancshares, Inc. annual report on Form 10-K for the year ending December 31, 2016 is being mailed with this proxy statement. Copies of the report will also be available at the Annual Meeting on May 24, 2017.

A COPY OF OLD LINE BANCSHARES, INC.’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE FURNISHED BY MANAGEMENT TO ANY BENEFICIAL OWNER OF ITS SECURITIES WITHOUT CHARGE UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. REQUESTS IN WRITING SHOULD BE DIRECTED TO OLD LINE BANCSHARES, INC. C/O CORPORATE SECRETARY, 1525 POINTER RIDGE PLACE, BOWIE, MARYLAND 20716. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF APRIL 3, 2017, THE RECORD DATE FOR THE ANNUAL MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT SUCH MEETING.

OTHER BUSINESS

The management of the Old Line Bancshares, Inc. does not intend to present any other matters for action at the Annual Meeting, and the Board of Directors has not been informed that other persons intend to present any matters for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, including matters for which we did not receive notice by March 7, 2017, the persons named in the accompanying form of proxy intend to vote thereon, pursuant to the proxy, in accordance with their judgment of the best interests of Old Line Bancshares, Inc. The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

By order of the Board of Directors

April 20, 2017	Craig E. Clark, Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

OLD LINE BANCSHARES, INC.
ATTN: MARK A. SEMANIE
1525 POINTER RIDGE PLACE
BOWIE, MD 20716

VOTE BY INTERNET - The Notice and Proxy Statement and Annual Report are available at

www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28751-Z70129

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OLD LINE BANCSHARES, INC.

For All | **Withhold All** | **For All Except**

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1. Proposal 1 - For the election of directors each of the following nominees:

<u>For a three (3) year term to expire in 2020</u>

Nominees:

01) Craig E. Clark
02) Gail D. Manuel
03) Gregory S. Proctor, Jr.
04) Suhas R. Shah

Vote on Proposals

For | **Against** | **Abstain**

3. Proposal 3 - To approve a non-binding advisory proposal to approve the compensation of the Company's named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" FOR THE ELECTION OF DIRECTORS, "FOR" RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2017 AND "FOR" APPROVAL OF THE NON-BINDING ADVISORY PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

This proxy may be revoked at any time prior to its exercise by written notice to the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting by checking the box so that we may make appropriate arrangements for the meeting. **Yes** **No**

(Please sign as name(s) appear(s) on the attached label. If shares are held jointly, each holder should sign. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. A partnership should sign in the partnership name by a partner. Executors, administrators, guardians and attorneys are requested to indicate the capacity in which they are signing. Attorneys should submit powers of attorney.)

Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date

V.1.1

Please detach along perforated line and mail in the envelope provided.

E28752-Z70129

REVOCABLE PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OLD LINE BANCSHARES, INC.
ANNUAL MEETING OF STOCKHOLDERS ON MAY 24, 2017

KNOW ALL MEN BY THESE PRESENT, that the undersigned stockholder of Old Line Bancshares, Inc. (the "Company") hereby appoints Jeffrey A. Rivest and Thomas H. Graham and each of them acting singly, with full power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned as designated all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 24, 2017, and at any adjournment or postponement of such meeting for the purposes identified below and with discretionary authority as to any other matters that may properly come before the Annual Meeting. Any and all proxies heretofore given are hereby revoked. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" OF THE NOMINEES FOR DIRECTOR, "FOR" RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2017 AND "FOR" APPROVAL OF THE NON-BINDING ADVISORY PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1